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                                                                     EXHIBIT 10





                            DAYWORK DRILLING CONTRACT


                                     BETWEEN


                         UNION PACIFIC RESOURCES COMPANY


                                       AND


                           NOBLE DRILLING (U.S.) INC.

                                 JANUARY 1, 2000


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                            DAYWORK DRILLING CONTRACT


     1.1 DATE AND PARTIES: This Contract is made as of this 1st day of January, 2000, between Union Pacific Resources Company, a Delaware corporation (hereinafter referred to as "Operator"), and Noble Drilling (U.S.) Inc., a Oklahoma corporation (hereinafter referred to as "Contractor"), each of which is hereinafter referred to individually as "Party" and collectively as "Parties", regarding operations to be conducted for Operator by Contractor utilizing the Max Smith semi-submersible drilling unit (hereinafter referred to as the "rig" or "drilling unit"), subject to the terms and conditions set forth below.

     1.2 EXHIBITS: This Contract consists of this writing, signed by the Parties, and each of the following Exhibits:

         EXHIBIT A: Contract Summary
         EXHIBIT B: Personnel Furnished by Contractor
         EXHIBIT C: Rig Description
         EXHIBIT D: Associated Equipment, Services and Facilities
         EXHIBIT E: Insurance
         EXHIBIT F: Certificate of Compliance with Federal Contract Requirements EXHIBIT G: Search and Seizure Policy
         EXHIBIT H: Contractor Safety Requirements

     2.1 TERM COMMENCEMENT DATE: When executed by both Parties hereto, this Contract shall be effective as of the date set forth in Item A-1, Exhibit A. The Term Commencement Date shall occur at such time as Contractor has "delivered" the rig to Operator, being defined for purposes of this Article 2 as such time when all anchors have been bolstered and the rig has been towed at least one hundred yards (100 yds.) from the previous well location at Alaminos Canyon Block 627.

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     2.2 RIG DELIVERY AND ACCEPTANCE: Operator and Contractor agree that the rig shall be delivered (as defined in Section 2.1) by Contractor (hereinafter referred to as the "Delivery Date"), subject to Rig Acceptance as follows. Rig Acceptance shall be defined as that point in time when Amerada Hess Corporation (the "other Rig Share Party") accepted the Rig on January 1, 2000. Operator shall have the right (but not the obligation) to make its own independent inspection of the rig at any time prior to delivery of the rig to Operator (provided that Operator shall not unreasonably interfere with the rig operations) and also shall have the right to fully review the commissioning reports as prepared by Contractor's surveyor/inspector MODU SPEC. Subject to Operator being allowed access to the rig and to the MODU SPEC inspection reports as described above, Operator shall stipulate in writing any deficiencies in the rig (as compared to other specifications in the Exhibits attached hereto).

     2.3 SPECIFIED CONTRACT TERM: Beginning upon the Contract effective date (Item A-1, Exhibit A), Operator may utilize the rig during alternating Drilling Slots (as particularly described below), such that, after completion of the first Drilling Slot (which is to be used by the other Rig Share Party) Operator will utilize the rig for a total of 456.25 days, which shall be deemed the Specified Contract Term.

     2.3.1 Subject to the other provisions of this Contract, the rig shall be utilized by Operator as follows:

        a) Year 2000- Ninety (90) days by the end of the first six months and a cumulative of one hundred and eighty (180) days by the end of the year.

        b) Year 2001- A cumulative total of two hundred and seventy (270) days by year end.



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        c) Year 2002- A cumulative total of two hundred and seventy (270) days by year end.

        d) Year 2003- A cumulative total of three hundred and sixty five (365) days by year end.

        e) Year 2004- A cumulative total of four hundred fifty-six and one quarter (456.25) days by year end.

     2.3.2 This Section 2.3.2 shall determine the rotational sequence of Operator's Drilling Slots.

       (a) Subject to the other provisions of this Section 2.3.2, during the Specified Contract Term, Operator shall have the right, but not the obligation, to utilize the drilling rig on an alternating Drilling Slot basis (i.e. every other Drilling Slot).

       (b) During the first six months of the year 2000, and commencing with the second Drilling Slot, Operator shall utilize the rig on an alternating Drilling Slot basis until it has utilized the rig for at least ninety days. During the second six months of the year 2000, commencing with the next available Drilling Slot after June 30 of that year, Operator shall utilize the rig on an alternate Drilling Slot basis until it has utilized the rig for the cumulative period set forth in Section 2.3.1(a).

       (c) Commencing with the year 2001, in any calendar year in which Operator has an unsatisfied cumulative obligation, Operator may utilize the rig for the first Drilling Slot which becomes


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           available and, if not utilized sooner, Operator shall utilize the rig for the first Drilling Slot which becomes available after March 1 and, thereafter, will utilize the rig on an alternate Drilling Slot basis for such year until Operator has met its cumulative obligation for such year. Example: At the beginning of 2001, Operator has used the rig for a cumulative 180 days. Operator is not obligated, but may utilize the rig for the next available Drilling Slot in 2001, but shall be obligated to utilize the rig for the first Drilling Slot which becomes available after March 1, 2001.

       (d) If in any calendar year Operator`s cumulative remaining obligation for that year is less than 30 days, Operator shall have no obligation to utilize the rig for the remainder of that year and such remaining obligation will be carried forward and added to the succeeding calendar year. Example: During the year 2000, Operator has utilized the rig for a total of 170 days. Since the 10 days of remaining cumulative obligation is less than 30 days, the 10 days shall carry over to 2001 and Operator's obligation for that year will be 100 days and its cumulative obligation will remain 270 days.

       (e) If in any calendar year Operator is unable to meet its cumulative obligation for that year because the rig is being used by another party (including Contractor), then Operator's remaining obligation for that year will be carried over to the next calendar year and Operator's cumulative obligation will remain unchanged. Example:
           During year 2003, Operator has utilized the rig for a cumulative total of 320 days, but is unable to take a Drilling Slot to meet its cumulative obligation because the rig is being utilized by another party. The remaining 45 days obligation shall carry


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           over to 2004 and Operator may utilize the rig in the first available
           Drilling Slot in 2004, but shall be obligated to utilize the rig for the first Drilling Slot which becomes available after March 1, 2004

       (f) If as a result of the application of this Section 2.3.2, and subject to the other provisions of this Contract, Operator has not utilized the rig for a cumulative total of 456.25 days by the end of year 2004, any remaining obligation shall carry over to the year 2005, and Operator shall utilize the rig in the next available Drilling Slot for that year and, thereafter, on an alternating Drilling Slot basis until the end of the Specified Contract Term. Notwithstanding the preceding sentence, Operator shall have no obligation to utilize the rig in 2005 to the extent Operator has not been able to meet its remaining cumulative obligation in 2004 because the rig was utilized in full in 2004 by another operator (including Contractor when it is utilizing the rig).

    2.3.3 Contractor and Operator may, at any time after the Contract Effective Date, agree to modify the above-described Drilling Slot rotational sequence as required to fulfill Operator's term obligation above.

    2.3.4 Operator may decide to assign one or more of its Drilling Slots hereunder to a third party and that, subject to Contractor's approval pursuant to Section 30.1, all such slots assigned by Operator shall be utilized in calculating the duration and expiration of the Specified Contract Term.


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      2.4  DRILLING SLOTS:

       a) The term "Drilling Slot", when used in this Drilling Contract, shall be that period of time, not to exceed ninety (90) days (except as provided in Section 2.4(c) below), that is required to mobilize the rig to a drill site, drill one or more wells (including partial wells), and demobilize the rig to the point where all anchors have been bolstered and the rig has moved at least one hundred (100) yards from the utilizing Party's well location. Operator's respective Drilling Slots shall commence upon transfer of the rig to Operator (as described in Section 19.10(ii)) and shall cease upon transfer of the rig by Operator to the other Sharing Party, another operator or to Contractor for stacking (as referenced in Section 19.10(i).

       b) The Drilling Slot shall be construed to include, without limitation, all pre-drilling of surface holes, drilling, mechanical side tracking, geologic side tracks, batch setting casing strings, installation of sub-sea equipment, deepening, testing, completing, plugging, abandonment and associated operations, as appropriate, at a single drill site (i.e. a well slot or template). A Drilling Slot shall not be less than thirty (30) days nor more than ninety (90) days, except as provided below. The term "Drilling Slot shall also apply to (i) the use of the rig by the other Sharing Party or another operator (including Contractor when Contractor is using the rig) which shall be for the minimum and maximum periods set forth in this
           Section 2.4; and (ii) Contractor's stacking of the rig; provided that such stacking shall be for a minimum of ninety (90) days after completion of a Drilling



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           Slot (unless Contractor and Operator agree otherwise or after stacking another operator takes the rig for a Drilling Slot), as described in Section 2.4(a) above, before transfer of the rig back to Operator.

       c) If operations are continuing at the same drilling location (well slot or template), then Operator's (or another rig sharing party's) Drilling Slot can be extended by ninety (90) days up to a cumulative total of 180 days without the Contractor's consent; provided that the Operator shall notify the Contractor, at least thirty (30) days prior to the end of the basic ninety (90) day Drilling Slot, of Operator's intent to retain the rig beyond the end of said period. If Contractor has a commitment to another sharing party for the next Drilling Slot, Operator shall make every effort to suspend or abandon the well in progress at or as near as possible to the expiration of the maximum 180-day period, unless the Contractor agrees in writing to further extend the Drilling Slot.

       d) If the time required to drill the initial well in any Drilling Slot is less than thirty (30) days, then the Operator (or other rig sharing party, as the case may be) shall have the right and obligation to further utilize the rig to fulfill the minimum term of its Drilling Slot, including the right to move the rig to a different location.

       e) During its use of the rig for a Drilling Slot, Operator shall provide Contractor at least 30 days advance written notice of the date it expects such Drilling Slot to cease. During times when Operator is not utilizing the rig, Contractor shall provide Operator at least 30 days advance written notice of the next available Drilling Slot in


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           order that Operator may prepare for and/or elect such Drilling Slot in accordance with the provisions of this Contract. Operator shall advise Contractor within 15 days after it receives Contractor's notice whether it will utilize the rig in the next Drilling Slot.

     2.5 OPERATOR'S SEPARATE SLOT USAGE: Operator's obligations to Contractor under this Contract pursuant to its Drilling Slots shall be Operator's sole and separate responsibility, as between Operator and Contractor; and likewise, Operator shall have no obligation to Contractor with regard to any Drilling Slots utilized (or failed to be utilized) by another sharing party, or utilized by Contractor, or for stacking. It is agreed that this Drilling Contract shall not apply to any Drilling Slots utilized by any other sharing parties and that Operator shall have no collective, joint or other responsibility for any liabilities, obligations, damages or other costs of whatever type incurred by any person or party arising out of any Drilling Slots other than Operator's own Drilling Slots. Operator will cooperate with Contractor and any rig sharing party, in order to facilitate the alternating Drilling Slot procedure described in Sections 2.3 and 2.4.

     3.1 CONTRACTOR'S PERSONNEL: Contractor shall furnish, at Contractor's cost, the personnel in the numbers, classifications and work schedules set forth in Exhibit B. All such personnel shall be employed directly by Contractor and are referred to in this Contract as "Contractor's Personnel". At the request of Operator, Contractor shall furnish such additional personnel as Operator may designate, such additional personnel to be considered as part of Contractor's Personnel, and Operator shall reimburse Contractor for the direct costs and expenses (such as hiring benefits, social security, wages and other



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direct payroll burdens) of furnishing all such additional Contractor's
Personnel, as set forth in Exhibit B. If, with Operator's consent, the number of Contractor's Personnel is reduced, Operator shall be credited with the savings thereby effected. Contractor shall have a full drilling crew of personnel, as set forth in Exhibit B, working at all times when receiving pay at such of the dayrates set forth in Exhibit A calling for a full drilling crew. If circumstances beyond the control of Contractor temporarily prevent Contractor from having a full drilling crew working, Contractor shall receive the full applicable rate only if Operator determines, in its sole discretion, that there is no delay in the progress of the work. Otherwise, the applicable rate shall be reduced by the daily rate of pay and benefits for each person that a crew is short.

     4.1 CONTRACTOR'S EQUIPMENT: Contractor shall furnish, at Contractor's cost, the drilling unit, equipment and facilities referred to in the Contract as "Contractor's Equipment" and as set forth in Exhibit C. In addition, except for Operator's Equipment as described in Section 7.1 and Exhibit D, all other materials, equipment, tools, appliances, machinery, services and supplies for the proper drilling, completing, abandoning, working over or deepening, and for protecting the rig and wells involved shall be furnished and installed by and at the expense of Contractor. All such drilling unit equipment and other items to be furnished by Contractor are hereinafter called "Contractor's Equipment".

     4.2 RIG SPECIFICATIONS: If, as a result of the construction process or field operations after delivery of the first EVA drilling units 1, 2, 3, and 4, it is determined that certain design changes, additions or upgrades are necessary for the "Noble Max Smith" to achieve the efficient operational capabilities as provided for in this Contract, the following shall apply:



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          A.   Any changes, additions or upgrades that Contractor provided for at no additional cost to the other operators of the first EVA drilling units, will be provided on the "Noble Max Smith" by Contractor at no additional cost and no increase to the dayrates, if so desired by Operator.

          B. Any other changes, additions or upgrades that are determined as necessary by the Operator and Contractor will be provided in the same manner as in A) above.

          C. Should the Operator request any additions, upgrades or changes that are cosmetic or are for general convenience purposes, same shall be provided by Contractor and paid for by the Operator at the actual documented cost incurred by Contractor.


          Contractor and Operator agree that the goal of all Parties is for Contractor to deliver the most efficient, cost effective and operationally safe deepwater drilling unit possible, that is capable of operating in water depths of 6000 feet and equipped on the Term Commencement Date to drill in water depths of a maximum of 5,000 feet. To this end, it is understood that good faith agreements will be made in order to implement the foregoing provisions of this Section 4.2, based on sound principles and good oilfield practices.

     5.1 BASIC AGREEMENT: Contractor shall furnish and operate Contractor's Equipment and shall furnish Contractor's Personnel for the purpose of drilling wells as programmed by Operator on the terms and conditions set forth in this Contract. In the performance of the work contemplated by this Contract, time is of the essence.



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     6.1 CONTRACTOR'S REPRESENTATIONS: Contractor warrants that all of the
Contractor's Equipment, including the drilling unit and all supplies furnished by Contractor in connection therewith, shall be in good condition and suitable for the uses intended and that all of Contractor's Personnel shall be fully qualified and fit for their respective assignments, both in accordance with good oilfield practice and such governmental regulations affecting Contractor's operations that may, at any time during the life of this Contract, exist.

     7.1 OPERATOR'S EQUIPMENT: Operator shall furnish at its cost (or shall reimburse Contractor for furnishing, as set forth in Section 19.7) the equipment and facilities described in Exhibit D. All equipment and facilities supplied under this Section are referred to in this Contract as "Operator's Equipment". Contractor shall visually examine Operator's Equipment on the drilling unit and shall report to Operator any visible defects in such equipment. Operator's Equipment on the drilling unit shall be maintained in good condition and repair by Contractor insofar as such equipment may be reasonably so maintained utilizing Contractor's Personnel. Upon completion of operations under this Contract, those items of Operator's Equipment then on the drilling unit shall be redelivered by Contractor (unless it has been unavoidably lost or destroyed) to Operator in as good a condition as when received by Contractor, ordinary wear and use excepted, at such location as may be designated by Operator. In delivering same, Operator shall reimburse Contractor for any incremental shipping costs incurred and paid.

     8.1 AREA OF OPERATIONS: The Area of Operations is set forth in Item A-11, Exhibit A. Subject to Contractor's consent, which shall not be unreasonably withheld, Operator may change said Area of Operations by giving Contractor reasonable notice.



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     8.2 DRILLING LOCATIONS: Operator shall designate the locations of wells to be drilled under this Contract within the Area of Operations. Prior to the commencement of operations, Contractor's marine surveyor shall have the right to approve the use of Contractor's Equipment at such locations.

     9.1 DRILLING PROGRAM: Operator shall prepare and shall deliver to Contractor Operator's drilling program for its wells, and may amend such drilling program or programs at any time. Operator shall provide Contractor with copies of same in sufficient time for Contractor to comply. All drilling shall be performed by Contractor in accordance with Operator's drilling program and the written and/or verbal instructions of Operator's authorized representative, and in a diligent, skillful and workmanlike manner in accordance with sound engineering principles, and good oilfield practice., Contractor shall conduct all operations hereunder on a 24 hour day, 7 day week basis.

     10.1 OTHER OPERATIONS: Contractor shall repair, redrill, deepen, maintain, rework and perform remedial or other operations in any well or wells designated by Operator. Such work shall be performed upon the request of Operator, at the applicable dayrate.

          The drilling of relief wells under this Contract shall be by mutual agreement of Operator and Contractor depending on the particular facts and circumstances of any such relief well and the blowout or other cause necessitating same. Approval of Contractor's underwriter is required, but shall not be unreasonably withheld.

     11.1 CASING PROGRAM: Contractor shall drill each well to the depth and shall work with Operator's other contractors to land, set, cement and test casing of the size and at the depth specified by Operator.



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     12.1 CORING: Contractor shall core between such depths as shall be specified by Operator and shall deliver all cores to Operator or to Operator's representative. No one except Operator or Operator's representative shall have access to cores.

     13.1 TESTING: If, at any time during the course of drilling or upon completion of drilling, Operator desires a formation test to be made to determine the productivity of any formation(s) encountered, Operator shall designate the testing methods and procedures and Contractor shall make such test(s) as designated by and under the direction of Operator, provided there is no unreasonable hazard to personnel and equipment posed by the conduct of such test(s).

     14.1 FORMATION CUTTINGS: Contractor shall save, wash, sack and identify formation cuttings free from contamination and shall place them in separate containers, properly labeled, furnished by Operator.

     15.1 MEASUREMENT OF WELL DEPTH: Contractor shall measure total length of drill string in service to determine well depth, with a steel tape, at frequencies designated by Operator, such as before logging, coring, setting casing or liner and upon reaching final depth.

     16.1 COURSE OF WELL: Contractor shall use its best efforts, according to the standard provided in Section 9.1, to drill holes which will not deviate in course from the limits specified by Operator. Measurement of angles shall be made by Contractor by methods acceptable to Operator at times and frequencies as may be directed by Operator. When such measurements show a greater deviation the drilling program specified by Operator, Contractor, at Operator's request, shall redrill the hole to conform to the drilling program acceptable to Operator. During such redrilling, Contractor shall be paid at the applicable



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dayrates as provided in this Contract. Contractor shall deliver to Operator the data pertaining to all deviation measurements made by Contractor and all records resulting therefrom. Special services and equipment for such surveying shall be supplied as set forth in Exhibit D.

     17.1 COMPLETION OR ABANDONMENT: If Operator directs a well to be completed as a producing well, Contractor shall work with Operator's other contractors to complete said well in the manner and using methods specified by and under the direction of Operator. Operator may at any time elect to plug or abandon said well at any depth. Contractor, upon notice from Operator of such election, shall cease drilling operations and shall proceed to abandon or plug the well in the manner specified by and under the direction of Operator.

     18.1 BLOWOUT OR FIRE: Contractor shall observe Operator's and Contractor's fire and safety regulations, shall maintain well control equipment in good operating condition at all times and shall use all reasonable means to prevent fires, explosions and blowouts and to protect the hole, all in accordance with good oilfield practice. During drilling operations, Contractor shall use adequate blowout prevention equipment approved by Operator. Contractor shall examine and shall test all blowout prevention devices in accordance with Operator's drilling or testing program and shall record the results of such tests on the drilling reports. In the event of fire or blowout, Contractor shall use all reasonable means to protect the hole and to keep said fire or blowout under control; and Contractor shall cooperate with any third party services employed by Operator to keep the well under control.



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     19.1 COMPENSATION: Operator shall pay Contractor certain amounts as provided below at the applicable rate of compensation for work performed hereunder. The applicable rate shall be determined in accordance with Sections 19.2, 19.3, 19.4 and 19.5 hereunder and shall be calculated to the nearest one-half (1/2) hour.

     19.2 OPERATING RATE: Unless the Contract is terminated prior to the end of the Specified Contract Term (as defined in Section 2.3), the Operating Rate as specified in Item A-22, Exhibit A shall apply during the Specified Contract Term, except for periods during which other rates are applicable or no payment by Operator is required.

     19.3 STAND-BY RATE: The Stand-By Rate as specified in Item A-23, Exhibit A shall apply to periods during which the full complement of Contractor's Personnel is on the drilling unit (except that the Stand-By Rate shall also apply to periods as provided in 19.3.4), but no operations are being conducted for any one or more of the following reasons:

              19.3.1 Operator has instructed Contractor not to proceed with operations, for any reasons other than Contractor's default of any of its obligations regarding Contractor's Equipment or Contractor's Personnel;

              19.3.2 Except in situations where the Moving Rate is applicable,
                     Contractor's Equipment is being moved or is waiting to be moved to or from Operator's well location or between Operator's well locations and no mobilization or demobilization fee is due;

              19.3.3 Delay caused by Operator or its subcontractors, including any delay necessary for repair of damage to Contractor's Equipment caused by Operator or its subcontractors;



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              19.3.4 Weather conditions or rough water, which shall include any period of evacuation of Contractor's Personnel from the drilling unit due to threat and/or occurrence of storm or hurricane and Contractor's Personnel are held on stand-by with pay at the nearest available safe point until conditions permit return to the drilling unit; and

              19.3.5 Failure of Operator to deliver any item of Contractor's
                     Equipment (after Contractor has made same available at Operator's shore base with reasonable notice of its requirements), which results in delays or in breakdown of Contractor's Equipment or delays in repairing same, notwithstanding the provisions of Section 19.4.

     19.4 EQUIPMENT REPAIR RATE:

              19.4.1 Surface Repairs: In the event it is necessary to shut down
                     Contractor's Equipment for repairs, excluding lubrication and other routine servicing which Contractor is performing hereunder (such as servicing the top drive, changing pump liners, slipping the drill line, etc.), Contractor shall be allowed the Equipment Repair Rate set forth in Item A-24, Schedule A for each period of shut-down time up to a maximum of six (6) hours for any applicable repair job and a total of thirty (30) hours for all periods of shut-down time during any thirty (30) day period. After the above time limits have been reached, the Equipment Repair Rate shall be reduced to zero compensation until the Drilling Unit is ready for work.


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                         Breakdown or repair time shall commence from time of
                     failure and continue until Contractor has returned to that particular stage of operations where the breakdown, loss or failure of Contractor's Equipment occurred; provided that any time spent or lost due to hole problems shall not be included and counted against the thirty (30) hours of allowed downtime. In the event of stuck pipe following such breakdown, time spent or lost due to the drill string being stuck shall not be included and counted against the thirty
                     (30) hours of allowed downtime, if the breakdown was beyond the control of Contractor. Otherwise, in the case of stuck pipe following breakdown which was within Contractor's control, Contractor shall return to the particular stage of operations where the breakdown, loss or failure of Contractor's Equipment occurred, at a twenty percent (20%) reduction in the Operating Rate.

                         Notwithstanding any other provision contained herein,
                     the Equipment Repair Rate payable under this Section 19.4.1 shall be zero compensation for all drilling and other operations during the shorter of the following two time periods: for the first well drilled under this Drilling Contract utilizing the upgraded drilling unit; or for the first ninety (90) days that the upgraded drilling unit is utilized hereunder. Thereafter and continuing for the remaining term of this Daywork Drilling Contract, the Equipment Repair Rate shall be effective and applied as particularly provided for hereinabove.


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              19.4.2 Subsurface Repairs: If it becomes necessary to shut down the drilling unit for subsurface repairs (defined as anything normally in use below the surface of the water, and additionally, those portions of the riser above the surface of the water, the telescoping joint, the diverter system, the guideline and riser tensioners and the mooring equipment), Contractor will be paid at the Equipment Repair Rate set forth in Item A-24, Schedule A under the following conditions:

                    (a) In water depths ranging from zero feet (0 feet) to three thousand five hundred feet (3,500 feet), Contractor will be paid for each period of shut-down time up to a maximum of twenty-four (24) hours for any applicable repair job and a total of twenty-four (24) hours for all shut down time for any thirty (30) day period hereunder. After twenty-four hours, the Equipment Repair Rate shall be reduced to zero compensation until the Drilling Unit is ready for Work.

                    (b) In water depths ranging from three thousand five hundred one feet (3,501 feet) to six thousand feet (6,000) feet), Contractor will be paid for each period of shut-down time up to a maximum of forty-eight (48) hours for any applicable repair job and a total of forty-eight (48) hours for all shut-



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                         down time for any thirty (30) day period. After
                         forty-eight hours, the Equipment Repair Rate shall be reduced to zero compensation until the Drilling Unit is ready for Work

                    (c) Breakdown or repair time shall commence from time of failure until Contractor has returned to that particular stage of operations where the breakdown, loss or failure of Contractor's Equipment occurred, but any time spent or lost due to hole problems shall not be included and counted against the downtime allowed for in items (a) and (b) above. In the event of stuck pipe following such breakdown, time spent or lost due to the string being stuck shall not be included and counted against the downtime allowed for in items (a) and (b) above, if the breakdown was beyond the control of Contractor. Otherwise, in the case of stuck pipe following breakdown, and the breakdown was within the control of the Contractor, Contractor shall return to the particular stage of operations where the breakdown, loss or failure of Contractor's



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                         Equipment occurred, at a twenty percent (20%)
                         reduction in the Operating Rate.

                    Notwithstanding any other provision contained herein, the
               Equipment Repair Rate payable under this Section 19.4.2 shall be zero compensation for all drilling and other operations during the shorter of the following two time periods: for the first well drilled under this Drilling Contract utilizing the upgraded drilling unit; or for the first ninety (90) days that the upgraded drilling unit is utilized hereunder. Thereafter and continuing for the remaining term of this Daywork Drilling Contract, the Equipment Repair Rate shall be effective and applied as particularly provided for hereinabove.

     19.5 STAND-BY WITHOUT CREW RATE: The Stand-By Without Crew Rate as specified in Item A-25, Exhibit A shall apply in the event an extended period of suspended operations occurs hereunder, and Operator requests Contractor to release all of Contractor's Personnel not required for the protection and maintenance of Contractor's Equipment or for the orderly resumption of operations.

     19.6 RATE ADJUSTMENT: The rates as set forth in Exhibit "A" shall remain firm from the Contract Effective Date through the Specified Contract Term, subject only to changes in certain of Contractor's costs incurred after the Term Commencement Date, as particularly provided below. The rates in Exhibit "A" shall be revised by the actual amount of the change in Contractor's costs if: an event as described below occurs; or the cost of any of the items hereinafter listed changes by more than the amount indicated below from

Contractor's cost thereof on the Term Commencement Date, or by the same amount after the date of any revision pursuant to this Section:

     (a) Contractor's labor costs change by five percent (5%) or more, including all payroll burdens and benefits paid by Contractor for its employees;

     (b) Operator requires Contractor to move the drilling unit out of the U.S. Gulf of Mexico area; or

     (c)  the cost of catering changes by five percent (5%) or more.

          Notwithstanding the foregoing provisions, the rates set forth in Exhibit "A" shall not be adjusted more than once every six (6) months after the Term Commencement Date. All such dayrate adjustments shall be limited to Contractor's actual, documented cost changes from the Term Commencement Date, or the most recent, subsequent cost revision date, subject to Operator's audit rights under Section 20.1.

     The rates set forth in Exhibit "A" may also be adjusted in an amount based upon the increased costs for changes, additions or upgrades to the rig, as mutually approved by Operator and Contractor and amortized over the entire Specified Contract Term, pursuant to Section 4.2.C.

     19.7 REIMBURSABLE COSTS: Operator shall reimburse Contractor for Contractor's costs of material, equipment, work or services which are to be furnished by Operator as provided in Exhibit D, but which for convenience are actually furnished by Contractor at Operator's request, plus the handling charge set forth in Item A-27, Exhibit A.

     19.8 MOBILIZATION AND DEMOBILIZATION RATES: Operator shall pay Contractor the respective mobilization and demobilization rates as set forth in Items A-20 and A-21 of Exhibit A.

     19.9 MOVES BETWEEN OPERATOR'S LOCATIONS: The Moving Rate as specified in Item A-26, Exhibit A shall apply to the periods of time when the drilling unit is being moved from one of Operator's locations directly to another of Operator's locations; provided that such period shall commence when the drilling unit has been moved off of one of Operator's locations and shall terminate when all anchors have been set and the unit is ready to ballast at Operator's next well location.

     19.10 MOVES BETWEEN RIG SHARING PARTIES: The Moving Rate as specified in Item A-26, Exhibit A shall apply under this Contract only to the following periods when the drilling unit is being moved from Operator's location to another rig sharing party's location (or to Contractor's stack location), or vice versa:

          (i) from the time all anchors have been bolstered at Operator's location until the rig has been moved one hundred (100) yards from said location for transfer to another rig sharing party or to Contractor for stacking; and

          (ii) after the drilling unit has been moved one hundred (100) yards from another rig sharing party's location or from Contractor's stack location and has been transferred to Operator, until all anchors have been set and the unit is ready to ballast at Operator's location.

     20.1 PAYMENT OF INVOICES; AUDIT: If requested by Operator, Contractor will furnish Operator with satisfactory evidence of the validity and prior payment by Contractor of all labor and material claims incurred by Contractor. Operator shall have the right to withhold payment of any invoice or part of any invoice wherein there is a bona fide question or dispute as to propriety and/or amount. Subject to this right, Operator shall pay invoices within thirty (30) days of receipt from Contractor. Any undisputed invoices not paid within fifteen (15) days of such period shall bear interest at a rate of one-half of one percent (0.5%) above the rate of interest announced publicly by Citibank, N.A., from time to time as its prime rate.

     Payment of any invoice shall not prejudice the right of Operator to question the propriety of any charges therein, and Operator, prior to or subsequent to making any payments to Contractor, shall have the right to audit the books, records and invoices of Contractor which are involved in the performance of this Contract, to verify any and all charges so made by Contractor; provided, however, that Operator, at any time during this Contract and continuing until two (2) years after the termination of this Contract, shall deliver to Contractor written notice of objections to any item or items therein, the propriety of which it questions, specifying the reasons for such objections. Should Operator within such two (2) year period so notify Contractor, adjustment shall be made between the parties accordingly as the propriety or impropriety of such items shall be determined. Failure to notify Contractor within said two (2) year period shall be deemed final approval of said invoice(s). Contractor shall retain all records pertinent to its invoices for at least two (2) years following the calendar year during which any such invoice(s) are received by Operator. Notwithstanding the foregoing, Operator shall have no right to examine or audit Contractor's trade secrets, proprietary information, confidential data, costs, margins, and any other methods used to determine Contractor's dayrates hereunder.

     20.2 TIME AND PLACE OF INVOICE PRESENTATION: Invoices, accompanied by copies of the original vouchers or such records as are necessary to properly support them, shall be presented to Operator's office as set forth in Item A-5, Exhibit A, in the original and three (3) copies, on or before the tenth (10th) day of each month next succeeding the month during which the work was performed or the expense incurred.

     20.3 PLACE OF PAYMENT: All payments hereunder shall be directed to the address specified in Item A-10, Exhibit A.

     21.1 LIENS: Contractor shall release, defend, indemnify and hold Operator and its joint interest owners harmless from, and shall keep Operator's Equipment, the leasehold, easements, well(s), and all interests therein and production therefrom and also Contractor's Work hereunder, free and clear of all liens, claims, assessments, fines and levies created or committed by Contractor or by its subcontractors, suppliers and other parties claiming by, through or under Contractor. Operator may post on Contractor's Equipment such notices as it may desire to protect itself against such liens, claims, assessments, fines and levies.

     22.1 TAXES OR LEVIES: Contractor shall be responsible for all taxes, fees and other assessments levied by any federal, state, county, parish or local governmental entity having jurisdiction hereof, to the extent attributable to or arising from any income or other payments received by Contractor hereunder and/or the employment of Contractor's employees and other personnel hereunder, including, without limitation, income taxes, social security taxes, and social insurance organization charges. Contractor, at its sole cost, shall withhold from wages and salaries of Contractor's Personnel all sums required by law to be withheld, shall pay the same promptly when due to the proper authorities and shall furnish Operator satisfactory evidence of such payments when required, and shall, comply with all accounting and reporting required by any federal, state, county, parish or local governmental agency or other authority having jurisdiction. Except as provided above, Operator shall be responsible for any federal, state, county, parish or local taxes that may be applicable to Operator's operations hereunder.

     23.1 INSURANCE: During the life of this Contract, Contractor shall, at its sole expense, secure and maintain, with an insurance company or companies authorized to do business in the Area of Operations (as set forth in Section 8.1 above and in Item A-11 of Exhibit A) and reasonably satisfactory to Operator, or through a self insurance program reasonably satisfactory to Operator, insurance policies or equivalent coverages of the kind and in the amounts as set forth in Exhibit E.

     Contractor's insurance shall be primary only to the extent of Contractor's respective responsibilities, obligations and liabilities assumed hereunder, and Operator's insurance policies shall not be called upon for contribution as to such matters nor shall Operator have any obligation for "sue and labor". In each policy under which Operator is an assured, Contractor agrees to waive and agrees to have its insurers waive any rights of subrogation they may have against Operator, and all other indemnitees hereunder (as defined in Section 23.13), to the extent of Contractor's respective responsibilities, obligations and liabilities hereunder. It is further agreed that each such policy, other than Worker's Compensation policies, shall name Operator and all other indemnitees hereunder as additional insureds to the extent of Contractor's responsibilities, obligations and liabilities hereunder. Contractor shall be solely responsible for any deductibles required under each such policy.

     Prior to commencing work hereunder, Contractor shall furnish an Accord Certificate of Insurance Form or other documentation evidencing the required coverages, to Operator's reasonable satisfaction. The submission of said Form or other documentation shall not constitute a waiver of the insurance requirements set forth in Exhibit E. Each insurance policy shall contain a provision obligating the insurer to give Operator written notice not less than thirty (30) days prior to any change in the policy and ten (10) days prior to cancellation thereof.

     It is expressly agreed that the amounts of insurance set forth in Exhibit E to this Contract are minimums only and in no way limit Contractor's obligations and liabilities with respect to any defense, hold harmless and indemnity obligations assumed by Contractor under the terms of this Contract. Operator and Contractor further agree that the insurance coverages provided herein shall not be a defense to the indemnity obligations of Contractor as the indemnitor.

     23.2 SUBCONTRACTOR'S INSURANCE: Contractor shall require its subcontractors to secure and maintain all of the insurance coverages set forth in Exhibit E, and any deficiencies in the coverage or policy limits of such subcontractors' insurance coverages shall be the responsibility of Contractor.

     23.3 CONTRACTOR'S EQUIPMENT:

             23.3.1 Surface Equipment. Contractor shall assume liability at all times for, and shall defend, release, indemnify and hold Operator harmless from and against, all claims, demands and causes of action of every kind for damage to or loss or destruction of its equipment above the surface of the water (including, but not limited to, the drilling unit and all appurtenant drilling tools, machinery and appliances and also in-hole equipment when not in the hole, excluding only subsea equipment when below the surface of the water as particularly provided for in Section
                    23.3.2 and equipment in the hole as described in Section 23.3.2) and for the removal of wreck or debris in connection therewith. Operator shall be under no liability whatsoever to reimburse Contractor for such damage, destruction or loss.

             23.3.2 Contractor's In-Hole and Subsea Equipment: Operator shall assume all risk of loss of or damage to Contractor's in-hole equipment, on a depreciated value basis, as particularly provided in Section 23.3.3 below, when such equipment is in the hole or below the surface of the water, regardless of when or how such destruction or damage occurs, except that Contractor shall assume all risk of the foregoing loss or damage if caused by Contractor's gross negligence or willful misconduct. In the event Contractor's subsea or mooring equipment (including, but not limited to, blowout preventer, connectors, buoys, pendant wires, anchors, and anchor chain, but including no part of the drilling rig proper or its appurtenances below the water line) is lost or damaged below the surface of the water and such loss or damage is not solely the result of Contractor or Contractor's employees' or subcontractors' negligence or other fault, Operator agrees to pay Contractor a sum equal to one-half (1/2) of Contractor's actual losses or damage, but not to exceed One Hundred Fifty Thousand Dollars ($150,000) for each separate incident or occurrence and Three Hundred Thousand Dollars ($300,000) in the aggregate hereunder.

             23.3.3 Equipment in the Hole. Operator assumes responsibility and agrees, at Operator's option, to repair, replace with the same type of equipment or reimburse Contractor, to the extent not covered by Contractor's insurance, at the current repair cost or ninety percent (90%) of the current new replacement cost for drill pipe, tool joints and drill collars, whichever is less, when any such equipment is damaged or lost in the hole, unless such loss or damage is caused by Contractor's gross negligence or willful misconduct.

             23.3.4 Property of Contractor's Subcontractors. Property of
                    subcontractors of Contractor shall be considered Contractor's Equipment for the purposes of this Section 23.3.

          23.4 OPERATOR'S EQUIPMENT:

             23.4.1 Operator's Liability for Its Equipment. Operator shall assume liability at all times for, and shall defend, release, indemnify and hold Contractor harmless from and against all claims, demands and causes of action of every kind for damage to or loss or destruction of Operator's property and equipment, including, but not limited to, any well, platform or structure of Operator, and including removal of wreck or debris. Contractor shall be under no liability whatsoever to reimburse Operator for such damage, destruction or loss.

             23.4.2 Property of Operator's Subcontractors. Property of
                    subcontractors of Operator shall be considered Operator's Equipment for the purposes of this Section 23.4.


     23.5 EMPLOYEES: Contractor shall defend, release, indemnify and hold Operator harmless from and against all claims, demands and causes of action of every kind and character, without limit and without regard to the cause(s) thereof or the negligence of any party or parties (including Operator) arising in connection herewith, for injury to or illness or death of Contractor's employees and for all damages to, loss or destruction of property of Contractor's employees. Operator shall defend, release, indemnify and hold Contractor harmless from and against all claims, demands and causes of action of every kind and character, without limit and without regard to the cause(s) thereof or the negligence of any party or parties (including Contractor) arising in connection herewith, for injury to or illness or death of Operator's employees and for all damages to, loss or destruction of property of Operator's employees.

     23.6 THIRD PARTIES: Contractor shall defend, release, indemnify and hold Operator harmless and Operator shall defend, release, indemnify and hold Contractor harmless, from and against all claims, demands and causes of action of every kind and character, without limit, arising in connection herewith, for injury to or illness or death of any third parties (i.e. all persons other than Contractor's and Operator's respective employees, as provided for in Section
23.5 above) and for all damage to, loss or destruction of property of any third parties (as defined above), to the extent that any of the foregoing is attributable

(i.e. in proportion, on a comparative fault basis, as applicable) to the negligence (whether sole, gross, joint or concurrent, active or passive), breach of warranty, premises liability, unseaworthiness or other defective condition (whether pre-existing or otherwise) of any vessel, vehicle, facility, equipment, tool, material or other items whatsoever, other fault or strict liability of the indemnifying party or any of its employees.

     23.7 LOSS OF HOLE: In the event the hole is lost or damaged, Operator shall be responsible for any such loss of or damage to the hole; provided, however, that if such loss or damage is caused by Contractor's sole or gross negligence or willful misconduct, Contractor shall, at Operator's election, drill a new hole on the same location or redrill such section of the hole as Operator may require, and Contractor shall be paid at eighty percent (80%) of the applicable dayrate, until the new hole has reached the depth at which the old hole was abandoned or, as the case may be, the section has been redrilled to the satisfaction of Operator.

     23.8 BLOWOUT OR CRATER: In the event a well being drilled shall blowout or crater from any cause, Operator shall bear the entire cost of killing the well or otherwise bringing it under control, and shall hold harmless, release, indemnify and defend Contractor for any such incident, subject to the provisions of Section 23.13. This assumption applies only to the actual blowout or crater and the cost of bringing the well under control and has no application to the loss of property, injuries, damage or pollution caused by such blowout, which are covered elsewhere in this Contract. Operator shall have the right to use all Contractor's Equipment and Contractor's Personnel, subject to Contractor's underwriter's approval (which shall not be unreasonably withheld), during such times as Operator, or both Operator and Contractor, are engaged in bringing a well under control. During such time that Contractor is involved in such efforts to bring a well under control, Operator shall compensate Contractor under the applicable dayrate(s) as determined under this Contract.

     23.9 RESERVOIR LIABILITY: Operator assumes all liability for, and shall indemnify, release, defend and hold harmless Contractor from and against, the loss of or damage to any of Operator's geological formations, strata, or oil, gas or other reservoirs beneath the surface of the earth, which shall also include the loss of any such oil, gas or other substance which escapes above or below the surface, subject to the provisions of Section 23.13.

     23.10 POLLUTION OR CONTAMINATION, CONTRACTOR: Contractor shall assume all responsibility for, including control and removal of, and shall indemnify, release, defend and hold Operator harmless against and from all losses, damages and other costs arising from pollution or contamination (including, without limitation, all costs to respond, contain, clean-up, remove, dispose of and remediate any such pollution), subject to the provisions of Section 23.13:

            23.10.1 resulting from spills, leaks or dumping of fuels,
                    lubricants, motor oils, pipe dope, paints, solvents, ballasts, bilge, garbage, sewerage, debris, non-biodegradable objects and other materials exclusive of those covered by 23.10.2, in Contractor's custody or control, which originates from the rig or above the surface of the land or water, whether occasioned, brought about or caused in whole or in part by the negligence of Operator or otherwise;

            23.10.2 resulting from spills, leaks or dumping of oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings and lost circulation and fish recovery materials and fluids, which originates above the surface of the land or water, when said materials are in Contractor's custody or control, to the extent - that any such spill, leak or dumping is attributable (i.e. in proportion, on a comparative fault basis, as applicable) to Contractor's negligence or failure to comply with Operator's direction; provided that Contractor's maximum liability to Operator under this
                    Section 23.10.2 shall not exceed One Million Dollars ($1,000,000) on a per occurrence basis, excepting only as set forth in Section 23.13; or

            23.10.3 resulting from leakage or other uncontrolled flow of oil, gas or water from pipelines, including lines on or in submerged lands, ruptured or damaged by Contractor's rig, barge, anchors, equipment, or other operations, except that Contractor shall not be responsible for pollution when the pipeline rupture or damage is caused by the positioning or operation of Contractor's Equipment at the specific location designated by Operator, or by the actual positioning of such equipment (whether or not correct) by Operator; provided that Contractor's maximum liability to Operator under this
                    Section 23.10.3 shall not exceed One Million Dollars ($1,000,000) on a per occurrence basis, excepting only as set forth in Section 23.13.

     POLLUTION OR CONTAMINATION, OPERATOR: Operator shall assume all responsibility for and shall indemnify, release, defend and hold Contractor harmless against and from, all losses, damages and other costs arising from the following types of pollution or contamination (including, without limitation, all costs to respond to, contain, clean-up, remove, dispose of and remediate any such pollution), subject to the provisions of Section 23.13:

            23.10.4 resulting from fire, blowout, cratering, seepage, or any other uncontrolled flow of oil, gas or water during the conduct of operations hereunder, subject to the provisions of Sections 23.8 and 23.10.3;

            23.10.5 resulting, except as provided in 23.10.2, from possession, use or disposition of oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings, and lost circulation and fish recovery materials and fluids, including such possession, use or disposition by Operator's other contractors; or

            23.10.6 resulting from, as referenced in 23.10.3, the positioning or operation of Contractor's Equipment at the specific location, or on the specific route, designated by Operator, or by the actual positioning of such equipment (whether or not correct) by Operator.

     Contractor shall assume responsibility for and defend, indemnify and hold the Operator harmless from all claims, demands, causes of action, damages, losses, liabilities and other costs whatsoever (including, without limitation, all costs to respond to, contain, clean-up, remove, dispose of and remediate all pollution) to the extent attributable to any toxic, hazardous or extremely hazardous waste, material or substance (as those terms are defined by applicable federal, state or other law) generated by Contractor hereunder.

     Operator shall assume responsibility for and defend, indemnify and hold the Contractor harmless from all claims, demands, causes of action, damages, losses, liabilities and other costs whatsoever (including, without limitation, all costs to respond to, contain, clean-up, remove, dispose of and remediate all pollution) to the extent attributable to any toxic, hazardous or extremely hazardous waste, material or substance (as those terms are defined by applicable federal, state or other law) generated by Operator hereunder.

     Without relieving Contractor of any of its obligations above provided, it is agreed that Operator may (upon giving prior written notice, as reasonably practicable) take part to any degree it deems necessary in the response to, containment, clean-up, removal, disposal and remediation of any pollution or contamination which is the responsibility of Contractor under the foregoing provisions; and Contractor shall reimburse Operator for the actual costs thereof. In addition, Operator reserves the right to perform subsea inspections for pollution and contamination which is the responsibility of Contractor during operations conducted hereunder. In the event pollution or contamination is discovered through such inspection which is the responsibility of Contractor as set forth hereinabove, Contractor agrees to reimburse Operator for the actual costs of the inspection.

     In addition, as required by law, Operator agrees to make application with and obtain from the U.S. Coast Guard a Certificate of Financial Responsibility to cover the drilling unit in order to enable such unit to operate in the U.S. Outer Continental Shelf.

     23.11 PATENT LIABILITY: Contractor agrees to defend, release, indemnify and hold harmless Operator against any and all claims, demands, causes of action, damages, losses, liabilities and other costs (including attorneys fees and court costs) arising from infringement or alleged infringement of patents covering Contractor's Equipment, property, methods or processes furnished by Contractor. Operator agrees to defend, release, indemnify and hold harmless Contractor against any and all claims, demands, causes of action, damages, losses, liabilities and other costs (including attorneys fees and court costs) arising from infringement or alleged infringement of patents covering Operator's Equipment, property, methods or processes furnished by Operator.

     23.12 DRILLING LOCATION: Operator shall be responsible for selecting and clearing the drilling location at its own expense and will advise Contractor of any known hazards or obstructions. Operator will provide Contractor with site condition surveys sufficient to satisfy Contractor's Marine surveyor. Prior to moving the drilling unit to the drilling location, Contractor will determine, based upon the said surveys, that said location is free from impediments and/or hazards, including but not limited to, pipelines, cables, boulders, mud-filled depressions, and other obstructions. In the event the drilling location is not free from impediments and/or hazards, Operator shall remove such impediments and/or hazards, as requested by Contractor prior to moving the drilling unit to the drilling location, or Operator shall select another drilling location satisfactory to Contractor. Contractor shall not move the drilling unit to the drilling location until it notifies Operator that such location is acceptable. Upon commencement of moving the drilling unit to the drilling location, Contractor shall be deemed to have assumed all risks associated with the drilling location and to have released Operator from any and all liabilities and costs with respect thereto, except to the extent attributable to an error(s) in any site condition survey or other information furnished by Operator.

     23.13 GENERAL DEFENSE, RELEASE, HOLD HARMLESS & INDEMNITY: It is the specific and expressed intent and agreement of Operator and Contractor that all defense, release, hold harmless and indemnity obligations and/or liabilities assumed by Operator and Contractor respectively under the terms of this Contract, unless expressly limited or otherwise provided for in this Contract, shall be without limit and without regard to the cause or causes of any incident giving rise to any such obligations and/or liabilities, including, without limitation, the negligence (whether active or passive, sole, joint, concurrent or gross), other fault (excepting only as otherwise provided hereinbelow), or strict liability of any Party, the unseaworthiness of any vessels or crafts (including the drilling unit), ruin or defective premises, equipment, facilities, appurtenances or location of any Party under any code, law, regulation, order or other governmental directive, whether or not such ruin or defect pre-exists this Contract and/or is latent, patent or otherwise. Notwithstanding any of the foregoing, none of the defense, release, hold harmless and indemnity obligations and/or liabilities assumed by Operator under this Contract shall apply to protect Contractor from any claims, liabilities, losses, causes of action, damages or other costs to the extent attributable to Contractor's recklessness or intentional misconduct, except that in no event shall Contractor be liable for damage to Operator's geological formations, strata or oil and gas reservoirs and also except that Contractor's liability to Operator for pollution or contamination shall not exceed a maximum of One Million Dollars ($1,000,000) per occurrence in the event of Contractor's recklessness and Two and One-Half Million Dollars ($2,500,000) per occurrence for Contractor's intentional misconduct.

     As used in Sections 23.1 through 23.16, references to "Operator", when such word is used in the context of an indemnitee or other protected party, shall include Operator, its co-venturers, co-lessees, their affiliates (as such term is defined in Regulation C of the Securities Act of 1933) and subsidiaries and their respective owners, directors, officers, agents, employees and insurers; and references to "Contractor", when such word is used in the context of an indemnitee or other protected party, shall include Contractor, Contractor's parent, affiliates and subsidiaries, and their respective owners, directors, officers, agents, employees and insurers, and the drilling unit, its owners and insurers.

     In the event all or any portion of any indemnity, insurance or other provision(s) of this Contract is held or otherwise determined to be illegal, invalid or unenforceable pursuant to any law, rule, regulation, order or other directive of any judicial or governmental body, agency or other authority having jurisdiction thereof (including, without limitation, if it is judicially determined by any lawfully constituted tribunal with jurisdiction over the Parties that the monetary limits of insurance carried by Operator and Contractor, which shall also be deemed to include any self insurance, or the monetary limits of the hold harmless, defense, release and indemnity agreements voluntarily and mutually assumed by Operator and Contractor in this Contract exceed the maximum limits permitted under applicable law), the unenforceable or invalid portion(s) of such provision shall be deemed to be automatically deleted and/or amended, as of the effective date of such holding, to the extent required to fully comply with such holding, including, without limitation, the automatic amendment of any insurance (including self insurance), hold harmless, defense, release and indemnity agreements to conform to the maximum monetary limits permitted under such law or holding). All provisions of this Contract which are unaffected by any such law or other holding shall continue in full force and effect, together with the amended provisions as described above.

     23.14 CLAIMS: All claims against Contractor for labor (including, but not limited to, social benefits, termination pay or similar benefits), services and other items required or used hereunder by Contractor shall be paid promptly when due, and Contractor shall indemnify, release, defend and hold harmless Operator from and against all liabilities, demands and expenses involving all such claims.

     23.15 CONSEQUENTIAL DAMAGES: Notwithstanding any other provision contained herein, neither Party shall be liable to the other for special, indirect or consequential damages resulting from or arising out of this Contract, its performance or breach, which shall be deemed to include, without limitation, loss of profit, delay in or loss of production or business interruptions, however same may be caused.

     23.16 ENFORCEMENT: In the event that either Party hereto is required to seek judicial enforcement of the contractual indemnities and other obligations and liabilities of the other Party, the Party entitled to such protection hereunder shall recover all reasonable attorneys' fees, court costs and other expenses incurred in connection with pursuing that claim, through litigation or otherwise.

     24.1 OPERATOR'S AUTHORIZED REPRESENTATIVES: Operator shall furnish Contractor in writing a list of Operator's representatives and employees authorized to receive all information pertaining to logs, records, reports, cores, core data and any other information on wells drilled or any work performed under this Contract. Operator, its representatives and authorized employees shall have the right at all times to receive all information, to inspect all work performed hereunder, to witness and check all measurements and tests and to have free access to the drilling unit.

     25.1 RECORDS AND REPORTS: Contractor shall furnish and shall prepare a complete and accurate record on the IADC-API Daily Drilling Report form of all work performed under this Contract on all wells hereunder and shall furnish Operator with three

(3) legible carbon copies of said report properly signed by Contractor's and Operator's representatives. Contractor shall keep and provide Operator, in the manner specified by Operator, with delivery tickets and any other warehouse records covering any materials and supplies furnished to Operator for which Contractor shall be reimbursed by Operator. The quantity, description and condition of material and supplies shall be properly certified by Contractor.

     25.2 CONFIDENTIAL NATURE OF RECORDS: All logs, cores, core data, cuttings, reports and records pertaining to the performance under the Contract shall be open at all times to the inspection of Operator, its representatives and authorized employees, and shall not be exhibited nor the contents divulged by Contractor or Contractor's Personnel to any other person, without Operator's prior written consent.

     26.1 DISCIPLINE AND SAFETY: Contractor shall, at all times, maintain strict discipline and good order among its employees, and its subcontractor's employees, and shall take full responsibility for the safety of its work, including the supervision and performance of all its employees and subcontractors. Contractor shall maintain and enforce at all times a safety program covering its employees, subcontractors and other workers associated with the drilling unit and shall take all other necessary precautions, in order to perform its work hereunder in a safe manner and to avoid and eliminate any hazards present at the work site or otherwise involving Contractor's work (including, without limitation, any work involving the use of any toxic, hazardous or extremely hazardous chemicals).

     Without limiting its foregoing obligations, Contractor shall use its best efforts to ensure that its employees, subcontractors and other workers become familiar with and abide by Operator's "Contractor Safety Requirements" attached hereto and made a part hereof as Exhibit "H". Operator's "Contractor Safety Requirements" shall not be deemed to be an exclusive description of Contractor's safety obligations hereunder and shall be in addition to Contractor's own program.

     No smoking or open flame or matches or lighters shall be permitted on the drilling unit except in areas designated by Contractor in consultation with Operator as areas wherein smoking or open flame are permitted. Contractor shall conduct safety drills aboard the drilling unit for all personnel and shall report same on the IADC-API Daily Drilling Report.

     In order to confirm Contractor's and its subcontractor's compliance with all safety obligations hereunder, Operator shall have the right to audit and review Contractor's (including all its subcontractors') safety procedures, manuals, training and inspection records and other safety files whatsoever, pursuant to the same procedures as for the auditing of Contractor's accounting and other records, as described in Section 20.1

     Any violation of the foregoing safety obligations shall be considered a material breach of this Contract; provided that Contractor shall have fifteen
(15) days after receipt of written notice to cure said breach or, if same is not capable of cure within fifteen (15) days, to commence to cure same within said period and diligently prosecute all corrective actions thereafter until successfully completed.

     27.1 RELATIONSHIP OF PARTIES: Contractor shall be an independent Contractor with regard to all services performed and other operations conducted hereunder; and neither Contractor, its employees, Contractor's subcontractors or their employees are agents or employees of Operator. The entire performance, including but not limited to operation, management and control of the drilling unit and other items of Contractor's Equipment, shall be under the exclusive control and command of Contractor. It shall be the sole and exclusive duty of Contractor to determine by Contractor's own inspection that all supplies and items of equipment are loaded and stored aboard said drilling unit in a proper manner, that said drilling unit is in all respects able to undertake any contemplated operation under the then existing conditions, in accordance with Section 6.1, and that all operations are performed in a prudent and workmanlike manner, in accordance with the prevailing standards for drilling contractors having experience and expertise similar to Contractor. Operator's primary interest is in the results to be obtained by Contractor's performance under this Contract as an independent Contractor.

     28.1 FORCE MAJEURE: Except as otherwise provided in this Section, each Party to this Contract shall be excused from performing under the terms of this Contract, if and for so long as such performance is hindered or prevented by occurrences, or the resulting effects therefrom, such as but not limited to riots, labor disputes, strikes, lock-outs, wars (declared or undeclared), insurrections, rebellions, terrorist acts, civil disturbances, dispositions or orders of governmental authority, whether such authority be actual or assumed, acts of God (other than adverse sea, weather conditions or loop currents), inability to obtain equipment, supplies or fuel, or by any other act or cause which is beyond the reasonable control of such Party, any such event and the effect or results of such, being herein sometimes called "Force Majeure." If performance is prevented by failure to comply with any governmental law, rule, regulation, disposition or order as aforesaid and the affected Party is operating in accordance with good oilfield practice in the Area of Operations and is making reasonable efforts to comply with such law, rule, regulation, disposition or order, the matter shall be deemed beyond the control of the affected Party. In the event that either Party hereto is rendered unable, wholly or in part, by any such occurrence, or the resulting effects therefrom, to carry out its obligations under this Contract, it is agreed that such Party shall give notice and details of Force Majeure and its resulting effects in writing to the other Party as promptly as possible after its occurrence. In such cases, the obligations of the Party giving the notice shall be suspended during the continuance of any inability so caused, except that Operator shall be obligated to pay to Contractor the Equipment Repair Rate, the Stand-By Rate or the Stand-By Without Crew Rate provided for in this Contract as may be applicable and subject to any limitations associated with the appropriate rate; provided that Operator shall not be liable to compensate Contractor for a total of greater than fifteen (15) days hereunder, per force majeure event, occurrence, circumstance or other condition; and the zero dayrate shall apply thereafter until Contractor re-commences operations hereunder. At the end of one hundred eighty (180) days from the date of such notice, either Party shall have the option to cancel this Contract upon written notice to the other, in which instance no further payments shall be due from Operator to Contractor, other than as specified in Item A-21, Exhibit A. Operator shall have the right and option, to be exercised in writing at least ninety (90) days prior to the expiration of the Specified Contract Term, to extend said Term by the identical number of days during which Contractor's operations for Operator were discontinued due to any Force Majeure condition, occurrence or circumstance hereunder. Said option shall be separately exercisable from Operator's option to extend pursuant to Section 31.1 below.

     29.1 REPRESENTATIVES FOR NOTICES: Operator and Contractor shall each designate a representative to receive notices as set forth in Items A-4 and A-7, Exhibit A.

Such representatives may be changed by written notice to the other Party designating a different representative.

     30.1 ASSIGNMENT: Operator, at its option, may assign this Contract, for all or part of the term remaining, to any other Party, but only with the prior written approval of Contractor, which shall not be unreasonably withheld. Contractor hereby consents to any assignment of this Contract by Operator to the other Rig Share Party. Contractor, at its option, may assign this Contract, for all or part of the term remaining, to any other Party, but only with the prior written approval of Operator, which shall not be unreasonably withheld.

     31.1 OPTION TO EXTEND: Upon completion of the Specified Contract Term, Operator shall have the option, of extending the term of this Contract for the period set forth in Item A-34, Exhibit A, upon Operator giving Contractor written notice of its desire to extend the Contract on or before the time set forth in Item A-35, Exhibit A, prior to expiration of the minimum Specified Contract Term set forth in Item A-16, Exhibit A.

         The Specified Contract Term or any extension period (if such option is exercised by Operator) shall be continued automatically from day to day for the time necessary to complete the well or related operations in progress upon expiration of the Specified Contract Term or any extension period.

     31.2 TERMINATION BY OPERATOR: Subject to the fulfillment of all then existing obligations under this Contract and except as hereinafter provided, Operator may terminate this Contract effective upon delivery to Contractor of written notice of such termination:


          31.2.1 At any time after total or constructive loss of the drilling unit (i.e. accident or other occurrence which renders the drilling unit permanently incapable of performing the work contemplated by this Contract);

          31.2.2 At any time after the drilling unit becomes incapable of performing the work contemplated by this Contract due to circumstances within Contractor's control and Contractor fails to make the unit capable of performing such work within sixty
                 (60) days following written notice of termination;

          31.2.3 At any time greater than one hundred eighty (180) days after notice of Force Majeure, as set forth in Section 28.1 above;

          31.2.4 If Operator has provided written notice to Contractor that any of the following has occurred and Contractor has failed to cure same within ten (10) days thereafter, unless same is not capable of cure within ten (10) days, in which case Contractor shall diligently prosecute all corrective actions thereafter until successfully completed: Contractor has failed to conduct its operations under this Contract in accordance with good oilfield practice, as a result of causes within the control of Contractor; Contractor has failed to furnish or maintain Contractor's Equipment in good condition and/or suitable for the use intended; or Contractor has not removed from operations under this Contract any of Contractor's Personnel or other personnel which Operator considers to be incompetent or otherwise detrimental to the normal operational efficiency of Operator's drilling program; or

          31.2.5 At any time, for any reason other than as set forth in Sections 31.2.1-4 hereinabove, provided that Operator shall elect in writing, within thirty (30) days after such termination notice is issued, to pay Contractor under either of the following provisions, as settlement in full for all of Contractor's damages and other costs, and for all other liabilities which Operator may have to Contractor, arising directly or indirectly out of such termination by Operator:

                     (a) Pay Contractor a lump sum fee equal to the net present value (calculated to the date of payment) of the Contract. The net present value shall be calculated by multiplying the Operating Rate in Exhibit "A-22" by the number of days remaining in the Specified Contract Term at the time of Operator's payment and applying a 7.5% discount rate which assumes a rig use at the mid-point of each remaining year for the number of applicable days of required rig utilization for that year. Example: Operator provides notice to terminate in year 2004 and has utilized the rig for a cumulative total of 365 days by the end of year 2003. The net present value calculation will be for a remaining 91.25 days and an assumed rig utilization at mid-year where one-half of the remaining days are before July 1 of that year and one-half are after July 1.

                     (b) Pay the Standby Without Crew Rate as applicable from
                 the date of termination notice until the earlier of (i) the expiration of the remainder of Operator's Specified Contract Term or (ii) the drilling unit commences operations for, and Contractor is entitled to receive, equal payments from another party for the remainder of the Specified Contract Term. In the event the Operator elects to terminate pursuant to this paragraph (b), Contractor shall exert every reasonable effort to find alternate employment for the drilling unit. In the event Contractor, with Operator's approval, is able to secure a contract with another party for the remaining balance of the Specified Contract Term, or for a portion thereof, at an operating rate less than that provided for in this Contract, the difference of the two rates will be payable by Operator to Contractor under this Section 31.2.5 (b) for the duration of the Specified Contract Term, and if such other contract(s) terminates prior to the end of the Specified Contract Term, Operator shall pay Contractor the Stand-by Without Crew Rate for such portion of the remaining Specified Contract Term that the drilling unit is not under another contract. Contractor shall invoice Operator on a monthly basis for any remaining payments due under this Section 32.2.5(b), subject to Operator's audit rights under Section 20.1. Operator's remaining Specified Contract Term shall be deemed to run as per the Drilling Slot rotation set forth in Section 2.3 and assuming a rig use at the mid-point of each year for the number of days or required rig utilization for that year (unless modified by mutual agreement of Operator, Contractor and other sharing parties) for the purposes of determining Operator's payment obligation to pay Contractor the Standby Without Crew Rate, less any applicable offsets (pursuant to the calculation procedure in the preceding paragraph) for those portions of days in Operator's remaining Drilling Slots in which the rig is utilized pursuant to third party contracts subsequently entered into by Contractor.

          In the event Operator terminates this Contract in accordance with Sections 31.2.1, 2, 3 or 4 above, such termination shall be without penalty to Operator, and Contractor shall not be entitled to any early termination compensation. Contractor shall be paid all compensation earned prior to the termination date and also the demobilization rate set forth in Item A-21. If Operator terminates this Contract pursuant to Section 31.2.5 (a) or (b), the payment made thereunder by Operator to Contractor shall be deemed liquidated damages, and not a penalty, and shall constitute settlement in full of all claims whatsoever which Contractor may have against Operator arising out of such termination, except that Operator shall remain responsible for payment of the demobilization rate set forth in Item A-21 and also all liabilities which Operator incurred hereunder prior to such termination.

          To the extent of any conflict between the provisions of this Section and the terms and provisions of the remainder of this Contract, the provisions of this Section shall control.

     31.3 TERMINATION BY CONTRACTOR: Subject to the provisions of Section 20.1, in the event that any payments due (except any invoices that are in dispute or in the process of being settled) are not paid when due, Contractor shall notify Operator of nonpayment and shall give Operator twenty (20) days from receipt of said notice to pay. In the event Operator fails to pay within said twenty (20) day period, Contractor may terminate this Contract by notifying Operator in writing to that effect and the Contract shall terminate thirty (30) days after receipt of the latter notice, unless payment of all invoices then overdue and not in dispute is received by Contractor prior to the expiration of said thirty
(30) day period. In the event the Contract is terminated pursuant to this Section, Contractor shall be under no obligation to finish any well or work in progress.

     32.1 UNSATISFACTORY PERFORMANCE: If Contractor has failed to conduct its operations under this Contract in accordance with good oilfield practice as a result of causes within the control of Contractor, or Contractor has failed to furnish or to maintain Contractor's Equipment in good condition and/or suitable for the use intended, or members of Contractor's Personnel or other personnel engaged by Contractor are considered by Operator to be incompetent or otherwise detrimental to Operator's drilling program, Operator may give Contractor written notice of default, specifying Contractor's performance failures or deficiencies. Should Contractor fail or refuse to remedy the matters complained of within ten
(10) days after its receipt of such written notice (unless such matter is not capable of cure within ten (10) days, provided that Contractor shall diligently prosecute all corrective actions thereafter until successfully completed), Operator may (i) terminate this Contract with no penalty or early termination compensation as provided in Section 31.2.5 above or (ii) take over the exclusive operation of Contractor's Equipment and Personnel for the purpose of conducting operations hereunder, notwithstanding anything to the contrary contained in this Contract, excepting only the required approval of Contractor's underwriter, which shall not be unreasonably withheld. In the event operations are taken over by Operator:

              32.1.1 Operator shall pay Contractor the Stand-By Without Crew
                     Rate set forth in Item A-25, Exhibit A, plus the value of any drilling supplies belonging to Contractor and used by Operator for the period of such operations by Operator;

              32.1.2 Operator shall pay all costs and wages (but not handling charges) in connection with Contractor's Equipment and Personnel;

              32.1.3 Operator shall return Contractor's Equipment to Contractor in as good condition as when taken over by Operator, normal wear and use excepted; and

              32.1.4 All operations shall be at Operator's risk, and any representations and indemnity provisions of this Contract whereby Contractor undertakes to protect, indemnify, release, defend or to hold harmless Operator, in any respect (other than Patent Liability set forth in Section
                     23.11 above) shall be suspended; provided, however, that such protection, indemnity, release, defense or hold harmless provisions shall survive and be applicable to the extent that loss, harm or damage is attributable to acts or events which transpired before operations were taken over by Operator.

     33.1 CONFLICT OF INTEREST: Contractor shall not, at any time, make, offer, provide or agree to make, offer or provide any payment, gift, fee, discount, commission, percentage, loan, service, entertainment, substantial favor or anything of value to (i) any employee, agent or representative of Operator, (ii) any member of their immediate families, or (iii) anyone claiming to act or acting for or on behalf of any such person, nor shall Contractor permit any such person described in
(i), (ii) or (iii) above, to have any financial or economic interest in Contractor or any subsidiary or affiliate of Contractor. In the event Contractor is requested to make or provide any such payment, gift, fee, discount, commission, percentage, loan, service, entertainment, substantial favor or anything of value, by any such person described in (i), (ii) or (iii) above, Contractor shall report such request immediately to Operator. Contractor further acknowledges and agrees that the material breach by Contractor of any or all of the provisions of this Section, if not cured by Contractor within thirty (30) days after receipt of written notice thereof from Operator, shall be grounds for immediate suspension or termination of this Contract.

     34.1 SEVERABILITY; WAIVER; TITLE HEADINGS; ENTIRE AGREEMENT; MODIFICATION:
No failure or failures on the part of either Party to enforce, from time to time, all or any portion of the terms or conditions of this Contract shall be interpreted as a waiver of such terms or conditions. Title headings contained in this Contract are for identification and reference only, and shall not be used in interpreting any part of this Contract. This Contract, together with the Exhibits incorporated and made a part of this Contract by reference, constitute the entire agreement of the Parties; no other writings or conversations shall be considered a part of this Contract. No promises, representations or inducements not expressed in this Contract were made or relied upon by any Party hereto. This Contract can only be modified by written instrument properly executed by duly authorized representatives of the respective Parties. This Contract shall be construed and the relations between the Parties determined in accordance with the laws as set forth in Item A-32, Exhibit A, as particularly provided for in Section 39.1.

     35.1 REGULATIONS: Contractor represents that all of Contractor's Equipment shall comply with design criteria and specifications of all governmental authorities having jurisdiction. Contractor agrees to comply with all laws, rules and regulations, Federal, State or municipal, which are now or may become applicable to operations covered by this Contract or arising out of the performance of such operations. The terms of Exhibit F attached hereto, where applicable, shall apply to this Contract.

     36.1 BANKRUPTCY: Should Contractor become insolvent or make an assignment for the benefit of creditors or be adjudicated as bankrupt or admit in writing its inability to pay its debts generally as same become due, or should any proceedings be instituted by Contractor under any State or Federal Law for relief from creditors or for the appointment of a receiver, trustee or liquidator of Contractor, or should a petition or other request for adjudication of Contractor as an insolvent or a bankrupt be filed, or should an attachment be levied upon the Contractor's Equipment and not removed within ten (10) days therefrom, then upon the occurrence of any such event, Operator shall thereupon have the right to cancel this Contract and to terminate immediately all work then being performed thereunder.

     37.1 SECURITY OF WORK PREMISES: Only Contractor's authorized employees or other employees and persons authorized by Operator or governmental agencies will be permitted to enter any Work Premises as defined below. Contractor is obligated to take such steps as are necessary to prevent unauthorized persons from entering the Work Premises.

     Contractor shall institute all procedures necessary to enforce the absolute prohibition on: the use, possession, or transportation of firearms, alcoholic beverages, illegal drugs, narcotics, or other controlled dangerous substances, and unauthorized drugs for which a person does not have a current prescription while on the Work Premises. The term "Work Premises" is used in its broadest sense to include all work locations, buildings, structures, installations, rigs and other facilities, both onshore and offshore, including the point of embarkation and debarkation for all boats, planes and helicopters owned or controlled by Operator or one of its affiliated companies or otherwise being utilized by or for Operator or one of its affiliated companies for Operator business or for transportation of persons to and from these facilities.

     To ensure compliance with this policy, Operator may conduct unannounced periodic inspections of all individuals and their personal effects at the point of embarkation, while on the Work Premises, on the drilling unit, and at the point of debarkation, pursuant to the Search and Seizure Procedure attached hereto and incorporated herein by reference as Exhibit "G".

     Violation of the above policy or refusal to submit to an inspection by any individual will be cause for immediate removal of the individual from the Work Premises and/or Contractor's drilling unit, as applicable.

         38.1 CHOICE OF LAWS: THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE GENERAL MARITIME LAWS OF THE UNITED STATES, EXCEPTING AS TO ANY CONFLICT OF LAW PROVISIONS WHICH WOULD REFER ANY MATTER HEREUNDER TO THE LAWS OF A STATE OTHER

THAN TEXAS; PROVIDED, HOWEVER, TO THE EXTENT THAT GENERAL MARITIME LAWS ARE NOT APPLICABLE TO ANY PORTION OF THE WORK WHICH IS HEREUNDER, THE LAWS OF THE STATE OF TEXAS SHALL APPLY.

         IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement effective as of the date first hereinabove written.


                                          UNION PACIFIC RESOURCES COMPANY


                                          By:
                                             -----------------------------------
                                             Michael J. Walker
                                             Attorney in Fact


                                          NOBLE DRILLING (U.S.) INC.
                                          "CONTRACTOR"


                                          By:
                                             -----------------------------------
                                             John T. Rynd
                                             Vice President Marketing
                                               and Contracts

                                    EXHIBIT A

                                CONTRACT SUMMARY

     This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated January 1, 2000 by and between Union Pacific Resources Company, as Operator, and Noble Drilling (U.S.) Inc., as Contractor.


A-1            Contract Effective Date                             January   1  , 2000

A-2            Operator                                            Union Pacific Resources Company
A-3            Operator's Address for                              P.O. Box 7, MS 33-02
               Notification Purposes                               Fort Worth, Texas 76101-0007

               Telecopy Number                                     (817) 321-7687
               Telephone Number                                    (817) 321-7683

A-4            Operator's Representative                           Mr.  Mike Walker

A-5            Operator's Address for Invoice Presentation         P.O. Box 7, MS 33-02
                                                                   Fort Worth, Texas 76101-0007

A-6            Contractor                                          Noble Drilling (U.S) Inc.

A-7            Contractor's Representative                         Mr. John T. Rynd

A-8            Contractor's Telephone Number                       (713) 260-0262

               Contractor's Telecopy Number                        (713) 260-0302

A-9            Contractor's Address for                            10370 Richmond Ave., Suite 400
               Notification Purposes                               Houston, Texas 77042


A-10           Contractor's Address or Bank and Account Number     As Per Invoice
               and Method for Invoice Payments

A-11           Area of Operations                                  U.S. Gulf of Mexico, Federal OCS Waters

A-12           Location of Initial Well
                                                                   Mississippi Canyon Area
A-13           Name of Drilling Unit                               Noble Max Smith

A-14           Type of Drilling Unit                               EVA-4000 Semisubmersible

A-15           Rig Delivery Date                                   January 1, 2000
A-16           Specified Contract Term                             456.25 days (in the aggregate) of rig usage by
                                                                   or before five years after Term Commencement
                                                                   Date

A-17           Number of Wells                                     TBD

A-18           Maximum Water Depth                                 6,000 feet

A-19           Maximum Well Depth                                  25,000 feet

A-20           Mobilization Rate                                   $145,000/Day plus cost of tugs

A-21           Demobilization Rate                                 $145,000/Day plus cost of tugs

A-22           Operating Rate: $/Day                               $155,000/Day

A-23           Stand-By with Crew Rate: $/Day                      $155,000/Day

A-24           Equipment Repair Rate: $/Day                        $155,000/Day

A-25           Stand-By Without Crew Rate: $/Day                   $150,000/Day

A-26           Moving Rate: $/Day                                  $145,000/Day plus cost of tugs

A-27           Handling Charge on Items Supplied by Contractor     +5%

A-28           Port or Place at which the mobilization of the      Alaminos Canyon #627
               Drilling Unit shall commence                        (Amerada Hess location)

A-29           Commencement of Dayrates                            Term Commencement Date (as defined in Section
                                                                   2.1 of Contract)

A-30           Cessation of Dayrates                               Upon the expiration of the Specified Contract
                                                                   Term, when the drilling unit has been released
                                                                   from Operator's last location drilled and is
                                                                   ready for tow to another operator's well
                                                                   location or, if the drilling unit is not under
                                                                   contract to another operator upon the
                                                                   expiration of the Specified Contract Term, when
                                                                   the drilling unit has been safely moored and
                                                                   stacked at a mutually agreed location.

A-31           Redrilling Rates                                    80% of A-22

A-32           Governing Law                                       U.S. Maritime Law

A-33           Location of shorebase and port facilities           Cameron, LA (or as otherwise designated by
                                                                   Operator)
A-34           Term of Contract Extension, at Operator's option    One well at the Contract rates

A-35           Time of Notice to Exercise Option to Extend         45 days written notice prior to end of
               Contract                                            Specified Contract Term

                                    EXHIBIT B

                        PERSONNEL FURNISHED BY CONTRACTOR


     This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated January 1 , 2000 by and between Union Pacific Resources Company, as Operator, and Noble Drilling (U.S.) Inc., as Contractor.

                           PERSONNEL - NOBLE DRILLING
                        GULF COAST MARINE - EVA 4000(TM)
                           (14 DAYS ON - 14 DAYS OFF)

                                                                NORMAL                        OVERTIME           ADDITIONAL
                JOB               NO. ON         TOTAL         WORKING         HOURLY        RATE W/45%      CREW COST PER DAY
           CLASSIFICATION         BOARD         PAYROLL        HR./DAY          RATE           BURDEN
  ---------------------------- ------------- -------------- --------------- ------------- ------------------ -------------------
  DRILLING CREW
  Offshore  Inst'l  Mgr.             1             2              12          Salaried        Salaried              $667

  Rig Manager                        1             2              12          Salaried        Salaried              $572

  Driller                            2             4              12           $19.25          $41.87               $502

  Asst. Driller                      2             4              12           $15.15          $32.95               $395

  Derrickman                         2             4              12           $14.25          $30.99               $372

  Floorman                           6            12              12           $12.50          $27.19               $326

  Roustabout                         8            16              12           $11.00          $23.93               $287

  Barge Engineer                     1             2              12          Salaried        Salaried              $501

  Subsea Engineer                    1             2              12          Salaried        Salaried              $515

  Ballast Control Operator           2             4              12           $16.25          $35.34               $424

  Rig Maint. Supv.                   1             2              12          Salaried        Salaried              $501

  Mechanic                           1             2              12           $18.60          $40.46               $485

  Electrician                        1             2              12           $18.60          $40.46               $485

  Electronic Technician              1             2              12          Salaried        Salaried              $458

  Motorman                           2             4              12           $13.75          $29.91               $359

  Welder                             1             2              12           $14.35          $31.21               $375

  Crane Operator                     2             4              12           $15.50          $33.71               $405

  Safety Training Specialist         1             2              12           $14.40          $31.32               $376
                                   ---           ---
  TOTAL                             36            72

Overtime for the crew personnel when requested by the Operator will be reimbursed at Overtime Rates. Extra personnel requested by the Operator will be reimbursed to Contractor at the Additional Crew Cost Rate. In the event the drilling crew is not manned at the specified complement, a deduction will be made from the daily rate based upon the crew members regular hourly rate. The catering crew is provided under separate contract by Contractor. Meals and bunks for Operator's excess personnel above 3 per day will be billed at $12.50 per each meal and bunk.

Additional personnel, if necessary to a safe and efficient rig operation, shall be determined by Operator, Contractor and the other Rig Share Party, and this Exhibit B shall be modified accordingly.

                                    EXHIBIT C

                                 RIG DESCRIPTION


     This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated January 1, 2000 by and between Union Pacific Resources Company, as Operator, and Noble Drilling (U.S.) Inc., as Contractor.


                            EVA - 4000 EQUIPMENT LIST
                         SEMI-SUBMERSIBLE DRILLING UNIT

              Union Pacific Resources Company - U.S. GULF OF MEXICO

                                    EXHIBIT D

                EQUIPMENT, SUPPLIES AND SERVICES TO BE FURNISHED

This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated, January 1, 2000 by and between Union Pacific Resources Company as Operator, and Noble Drilling (U.S.) Inc., as Contractor.

CATEGORY

1.   FURNISHED BY CONTRACTOR, PAID BY CONTRACTOR
2.   FURNISHED BY CONTRACTOR, PAID BY OPERATOR, PLUS HANDLING CHARGE
3.   FURNISHED BY CONTRACTOR, PAID BY OPERATOR, NO HANDLING CHARGE
4.   FURNISHED BY OPERATOR, PAID BY OPERATOR

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
       1. Contractor's Equipment.                                                                     1

       2. Transportation of Contractor's Personnel and Equipment from Operator's
          shorebase to well locations.                                                                4

       3. Maintenance and Repair of Contractor's Equipment.                                           1

       4. All charges relative to acquisition and shipping to dock at Operator's
          shorebase of Contractor's Equipment and supplies.                                           1

       5. Contractor's Personnel including replacement, subsistence, insurance, wages,
          benefits and other related costs.                                                           1

       6. Extra Personnel in excess of normal complement of Contractor's Personnel when
          required by Operator.                                                                       3

       7. Overtime beyond normal work schedule for Contractor's Personnel when requested
          by Operator.                                                                                3

       8. Required licenses, permits and clearances to enter upon drilling location.
                                                                                                      4
       9. Surveying service and marker buoys to stake location.                                       4

      10. Required sea floor or water bottom surveys.                                                 4

      11. Potable water to capacity of distillation units on Drilling Unit.                           1

      12. Drill water and excess potable water if required.                                           4

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
      13. Drilling mud and additives.                                                                 4

      14. Welding services required on Operator's Equipment to extent available from
          Contractor's labor, excluding overtime.                                                     1

      15. Welding materials used on Operator's Equipment.                                             2

      16. Supply, crew, Stand-By vessels.                                                             4

      17. Any replacement or additional hoses between supply vessels and
          Drilling Unit for unloading fuel, water and bulk cement and mud materials.
                                                                                                      2
      18. Mooring system between supply vessels and Drilling Unit including repair and
          replacement.                                                                                4

      19. Cargo baskets for use in transporting Contractor's and Operator's supplies on              1/4
          supply vessels.

      20. Labor required aboard supply vessels (in excess of supply vessels'
          personnel) when alongside drilling unit to unload or load Contractor's and/or Operator's supplies and Equipment, such labor, if required, shall be Contractor's roustabouts from aboard drilling unit, excluding overtime.
                                                                                                      1
      21. Towing to and from well location with towing vessels.                                       3

      22. Setting and retrieving of anchors, including special crews.                                 4

      23. Anchor piles and mat if required.                                                           4

      24. Placement of anchor piles and mat.                                                          4

      25. Drill pipe casing protector rubbers for Contractor's drill pipe for surface
          pipe depth only, initial set.                                                               1

      26. Drill pipe casing protectors on drill pipe furnished by Operator.                           4

      27. Kelly saver sub rubbers and replacements for Kellys furnished by Contractor.                1

      28. Drill pipe wipers for Contractor's drill pipe.                                              1

      29. Fishing tools other than furnished on Drilling Unit.                                        4

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
      30. Repair and/or replacement parts for Contractor furnished fishing tools.
                                                                                                      2
      31. Drilling bits, stabilizers, hole openers, reamers, underreamers, wall scrapers, drilling bumper subs, shock subs, pressure balanced subs, drilling safety joints, hydraulic drilling jars and other special in-hole equipment, including replacement parts for same.
                                                                                                      4
      32. Directional surveying equipment and service.                                                4

      33. Deflection drilling tools and service.                                                      4

      34. Drill pipe, drill collars and handling tools for same other than Contractor
          furnished drill strings and tools.                                                          4

      35. Wellhead equipment.                                                                         4

      36. Tubular goods, hangers, packers and accessories.                                            4

      37. (a)      Screens for shakers under 80 mesh.                                                 1
          (b)      Screens for shakers over 80 mesh, or any screen if Operator requests replacement or change before screen is worn out.
          (c)      Flowline mud cleaner screens.                                                      3
                                                                                                      3
      38. Casing shoes, float collars, baskets, centralizers, scratchers, scrapers,
          baffles and other casing accessories.                                                       4

      39. Casing tools and crews other than those supplied by Contractor In Exhibits "B&C"            4

      40. Tubing tools, including slips elevators, wrenches and tubing pipe wipers.
                                                                                                      4
      41. Swabbing equipment, including lubricator, swab valve, swabs, rubbers, oil savers, oil saver rubbers, sinker bars, rope socket and jars if required
          (except sand line).                                                                         4

      42. Electric logging unit rental and logging services.                                          4

      43. Wireline formation testing and sidewall sampling equipment and services.                    4

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
      44. Drill stem test equipment and services.                                                     4

      45. Gun perforating and services.                                                               4

      46. Cement and cementing services.                                                              4

      47. Cementing unit, rental and maintenance (if applicable).                                     4

      48. Third Party labor and materials to install the following services, as provided by Operator aboard the Drilling Unit:
               Mud logging unit.                                                                      4
               Diving equipment.                                                                      4
               Skid mounted well test unit.                                                           4

      49. Well testing unit complete with separators, heaters, gas vents metering test tanks, piping and valves to be situated aboard the
          Drilling Unit.
                                                                                                      4
      50. Oil and/or gas burner, necessary booms, piping, igniters, fabrication and
          installation.                                                                               4

      51. Shore base with dock and loading/unloading facilities and labor.
                                                                                                      4
      52. Detection, personnel safety and other necessary equipment and services for
          working in H2S area.                                                                        4

      53. Special transportation for crews to Operator's shore base.                                  2

      54. Catering for Contractor's Personnel and three (3) Operator's Personnel.
                                                                                                      1
      55. Catering for others than in Item 54.                                                        3

      56. Diving and related services.                                                                4

      57. Boots, coveralls, slicker suits for those personnel exposed to oil base or
          toxic fluids.                                                                               2

      58. Replacement of packing elements for Contractor's B.O.P.s
               - Initial packing element                                                              1
               - Replacement packing element                                                          4

      59. All fuel for Contractor's and Operator's Equipment.                                         4

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
      60. All greases, lubricants, hydraulic fluid and additives for Contractor's
          equipment, excluding B.O.P.s.                                                               1

      61. Hydraulic fluid and additives for B.O.P.'s and B.O.P. control system.
               - Initial fluids                                                                       1
               - Replacement fluids                                                                   3

      62. Prior to first well, Contractor to furnish Operator with new drill pipe, drill collars, and other in-hole equipment or satisfactory evidence of inspection
          (according to API-IADC standards) of used equipment since last well drilled for
          others.                                                                                     1

      63. After initial inspection, inspection of Contractor's drill pipe, drill collars and other in-hole equipment (according to API-IADC standards) as required by
          Operator.                                                                                   2

      64. Primary anchors.
               - Initial set.                                                                         1
               - Replacement anchors                                                                  3

      65. Piggyback anchors for all primary anchors.
               - Initial set                                                                          4
               - Replacement anchors                                                                  4

      66. All pendant wire required between primary anchors and piggyback anchors.
                                                                                                      4
      67. Pendant wire from anchors to buoys.
               - Initial set                                                                          4
               - Replacement wire                                                                     4

      68. Anchors buoys with flashing lights (per U.S. Coast Guard regulations) for marking anchor patterns.
               - Initial set                                                                          4
               - Replacement buoys                                                                    4

      69. All anchor chain.                                                                           1

      70. Any charges relative to transportation of Contractor's Personnel between
          Operator's base and rig.                                                                    4

      71. Radio equipment for communication with supply vessels and helicopters including
          portable sets required by Contractor.                                                       1

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
      72. Radios as required for registry of the Drilling Unit and law of Area of
          Operation.                                                                                  1

      73. Permits, licenses required for operation of Contractor's communication
          equipment.                                                                                  1

      74. First Aid medical attention for persons aboard the Drilling Unit.
                                                                                                      1
      75. First Aid equipment and hospital room on board the Drilling Unit.
                                                                                                      1
      76. Safety hats, shoes and gloves, if supplied, for Contractor's Personnel.
                                                                                                      1
      77. Fire fighting equipment for Contractor's Equipment according to all Outer
          Continental Shelf Orders and U.S. Coast Guard Regulations.
                                                                                                      1
      78. Navigation aids as required by government regulations in either stationary or
          moving mode.                                                                                1

      79. Approved safe storage and refueling equipment on Drilling Unit for helicopter
          fuel.                                                                                       4

      80. All necessary life saving and safety equipment to conform to all existing Outer
          Continental Shelf Orders and U.S. Coast Guard regulations.
                                                                                                      1
      81. Helicopter pad to accommodate Sikorsky 61 helicopter or similar.
                                                                                                      1
      82. All hand and power tools required for normal maintenance of rig components.
                                                                                                      1
      83. Space for geologist's lab on Drilling Unit.                                                 1

      84. Licensed and competent radio operator(s) aboard the Drilling Unit.
                                                                                                      4
      85. Any items of clothing, additional to that which is normally supplied by Contractor, as a result of any change in legislation in the Area of
          Operation.
                                                                                                      2
      86. Onshore accommodations for Contractor's Personnel in the event of temporary rig evacuation for only those personnel required to remain on stand-by at
          Operator's request.                                                                         3

                                           MISCELLANEOUS                                          CATEGORIES
                                           -------------                                          ----------
      87. Any aircraft (including paramedics and associated costs) called for medical
          evacuation of Contractor's Personnel.                                                       4

      88. All casing running tools, other than those supplied by Contractor In Exhibit "C"            4

      89. Centrifuge and screens (if required).                                                       4

      90. Weather forecast services (if required).                                                    4

      91. Rental of all Atmospheric gas detectors ( not provided in Exhibit "C")                      4

      92. Rental of SWACO choke (currently on board Drilling Unit).                                   1

      93. Rental of mud monitoring equipment (currently on board Drilling Unit).                      1

      94. Rental of drilling recorder (currently on board Drilling Unit).                             1

      95. Rental of trash compactor (currently on board Drilling Unit).                               1

      96. Trash compactor bags.                                                                       4

      97. Additional costs (i.e. overtime, lodging, transportation, etc.) resulting from
          required evacuation of Contractor's employees from the Drilling Unit due to                 3
          adverse weather conditions.

      98. Additional marine riser to drill in water depths greater than 5,000 feet.                   3

                                    EXHIBIT E
                                    INSURANCE

     This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated January 1, 2000 by and between Union Pacific Resources Company, as Operator, and Noble Drilling (U.S.) Inc., as Contractor.


         CONTRACTOR SHALL MAINTAIN THE FOLLOWING MINIMUM INSURANCE*:

* (The term "insurance" shall be deemed to include equivalent coverage mechanisms for purposes of this Exhibit E).

     1. Worker's Compensation Insurance, which shall be written to cover the employees of Contractor in compliance with the state having jurisdiction over each employee, with the following endorsements and limits:

                         Endorsements                       Limits
                         ------------                       ------

                  Basic Worker's Compensation          Statutory Limits
                  Policy, endorsed to provide
                  Longshoremen's and Harbor
                  Worker's Act Coverage,
                  including the Outer
                  Continental Shelf Land Act.

                  Employer's Liability                 Combined Single Limit per
                  Voluntary Compensation               occurrence of $5,000,000
                  Borrowed Servant
                  In Rem
                  Admiralty Coverage II
                  Gulf of Mexico Extension
                  Death on the High Seas
                  Jones Act Seaman

     2. Comprehensive General Liability Insurance, which shall be written to include the following endorsements and limits:

                         Endorsements                       Limits
                         ------------                       ------

                  Personal Injury                      Combined Single Limit
                  Completed Operations                 per occurrence of
                  Broad Form Contractual Liability     $5,000,000
                  Broad Form Property Damage
                  Premises
                  Product Liability
                  Sudden and Accidental Seepage
                  and Pollution
                  Independent Contractor
                  Borrowed Servant
                  Gulf of Mexico Extension
                  Deletion of Watercraft Exclusion

                  Waiver of Subrogation
                  Operator as an Additional Insured

     3. Comprehensive Automobile Liability Insurance, which shall be written to include the following endorsements and limits:

                         Endorsements                       Limits
                         ------------                       ------


                  Owned Vehicles                       Combined Single Limit
                  Non-Owned Vehicles                   per occurrence of
                  Hired Vehicles                       $1,000,000

                  Waiver of Subrogation
                  Operator as an Additional Insured

     4. If Watercraft are used in Contractor's operations:

          A. Protection and Indemnity Insurance on the SP 23 Form or its equivalent shall be written to include the following endorsements and limits:

                         Endorsements                       Limits
                         ------------                       ------


                  Chartered Vessel                     Combined Single Limit
                  Members of the Crew                  per occurrence of
                  Marine Contractual                   $5,000,000
                  Tower's Liability
                  In Rem
                  Collision Liability
                  Pollution Liability Coverage
                  Deletion of "Other than Owner"
                  limitation clause

                  Waiver of Subrogation
                  Operator as an Additional Insured

          B. Hull and Machinery Insurance on the American Institute Hull Clause (June 2, 1977) Form or its equivalent shall be written to include the following endorsements and limits:

                         Endorsements                       Limits
                         ------------                       ------


                  Collision Liability                  Value of Vessel or
                  Deletion of "Other than Owner"       $5,000,000, whichever is
                     limitation clause                 greater

                  Waiver of Subrogation
                  Operator as an Additional Insured

         5. If Aircraft, including helicopters, are used in Contractor's operations, Aircraft Liability, Passenger Liability, and Property Damage Liability Insurance shall be written to include the following endorsements and limits:

                         Endorsements                       Limits
                         ------------                       ------


                  Owned Aircraft                       Combined Single Limit
                  Non-Owned Aircraft                   per occurrence of
                  Hired Aircraft                       $5,000,000
                  Voluntary Settlement

                  Waiver of Subrogation
                  Operator as an Additional Insured

         6. Excess liability Insurance over the schedule underlying policies described above for $15,000,000 excess of the specified limits.

         The requirement that Operator be named as an additional insured with regard to any of Contractor's coverage obligations hereunder shall only apply to the extent of any indemnity obligations or other liabilities assumed by Contractor under this Contract.

         To the extent which Operator is required to be an additional insured in the aforesaid policies, the following "Other Insurance" Endorsement shall be included in such policies with the exception of Aviation, Workers Compensation and Automobile Liability policies:

                  "Underwriters acknowledge the existence of liability and property damage insurance carried by Union Pacific Resources Company and its affiliates and it is understood and agreed that the provisions relating to other insurance in this policy, if any, shall not be applicable to Union Pacific Resources Company or its affiliates. It is further understood that the insurance provided by this policy shall be primary insurance for all assureds only with regard to all indemnity obligations and other liabilities assumed by Contractor under the subject Contract, and such other insurance carried by Union Pacific Resources Company and its affiliates, shall not be called upon by these insurers for contributing, deficiency, concurrent or double insurance or otherwise."

                                   EXHIBIT F

          CERTIFICATE OF COMPLIANCE WITH FEDERAL CONTRACT REQUIREMENTS

     This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated January 1, 2000, by and between Union Pacific Resources Company, as Operator, and Noble Drilling (U.S.) Inc., as Contractor.


   I.    EQUAL EMPLOYMENT OPPORTUNITY CLAUSE (48 CFR 52.222-26)

         During the performance of this Contract, Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Equal Opportunity Clause published in 48 CFR 52.222-26, implementing Executive Order 11246 is hereby incorporated in this Certificate by reference.

  II.    CERTIFICATION OF NON-SEGREGATED FACILITIES (48 CFR 52.222-21)

         The Contractor certifies that it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. The Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause in the Contract. Contractor agrees to comply with all the provisions of 48 CFR 52.222-21, which are incorporated in this Certificate by reference.

 III. AFFIRMATIVE ACTION FOR SPECIAL DISABLED AND VIETNAM ERA VETERANS (48 CFR 52.222-35)

         Contractor agrees to comply with the Affirmative Action Clause and the regulations of 48 CFR 52.222-35, which are incorporated in this Certificate by reference.

  IV.    AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS (48 CFR 52.222-36)

         The Contractor agrees to comply with the Affirmative Action Clause and the regulations of 48 CFR 52.222-36, which are incorporated in this Certificate by reference.

   V. UTILIZATION OF SMALL BUSINESS CONCERNS AND SMALL DISADVANTAGED BUSINESS CONCERNS (48 CFR 52.219-8)

         The Contractor agrees to comply with the provisions of 48 CFR 52.219-8, which are incorporated in this Certificate by reference.

  VI. SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS SUBCONTRACTING PLAN (48 CFR 52.219-9)

         The Contractor agrees to comply with the provisions of 48 CFR 52.219-9, which are incorporated in this Certificate by reference.

 VII.    CLEAN AIR AND WATER (48 CFR 52.223-2)

         The Contractor agrees to comply with provisions of 48 CFR 52.223-2, which are incorporated in this Certificate by reference.

                                    EXHIBIT G

                            SEARCH AND SEIZURE POLICY

     This Exhibit is attached to and made a part of that certain Daywork Drilling Contract dated January 1, 2000, by and between Union Pacific Resources Company, as Operator, and Noble Drilling (U.S.) Inc., as Contractor.

     It is the Exploration and Production Offshore policy of Union Pacific Resources Company ("Company") to maintain a work environment that is safe for all employees and others and conducive to maintaining high work standards. As part of this policy, no illegal drugs, intoxicating beverages, explosives, firearms or other weapons are allowed on the facilities operated by or contracted to Company. Illegal drugs include marijuana and all other controlled substances not prescribed by a licensed physician for use by the person possessing them. All Company employees, contractors and visitors should be aware of, and must comply with, this policy.

     As a further safety precaution, entry into or remaining upon Company facilities is conditioned upon the Company's right to search the person and personal effects of the individual for illegal drugs, intoxicating beverages, explosives, firearms or other weapons or unauthorized possession of Company property. These searches may be made without warning and may include lockers, rooms and work stations on any offshore platform or other work area operated by the Company, if appropriate. Searches may also be made on departure from any Company facility.

     Drug screening may be conducted on persons seeking access to or who are on Company property. Drug screening is a scientific analysis of urine samples. The analysis will be performed by authorized laboratory technicians. Samples will be requested by an authorized Company representative.

     Prior to any search or screening, employees, contract personnel and third Parties seeking admission to or from Company facilities will be requested to sign a form stating that they understand the drug screening and search policy and consent to it.

     Employees and non-employees have the right not to be searched or submit to the drug screening. However, refusal of an employee to submit to a search or drug screening will be cause for disciplinary action up to and including immediate discharge. In all cases of a refusal to consent to a search and/or drug screening, the responsible supervisor will arrange for the refusing person to be removed immediately from Company property. Non-employees refusing to allow a search or drug screening will not be allowed entry on Company property.

     Prohibited items discovered through these Company searches may be taken into custody and may be turned over to the proper law enforcement authorities, if appropriate.

     This policy is in effect at all Company offshore drilling and production facilities as well as any Company warehouse or shorebase facility.

                                    EXHIBIT H

                         CONTRACTOR SAFETY REQUIREMENTS

     Attached to and made a part of that certain Contract dated January 1, 2000, between Union Pacific Resources Company as Operator and Noble Drilling (U.S.) Inc., as CONTRACTOR.

                         UNION PACIFIC RESOURCES COMPANY
                          U.S. EXPLORATION & PRODUCTION


                         Contractor Safety Requirements

NOTE: The following information is intended to set forth the minimum safety requirements Union Pacific Resources Company expects from its Contractors (including their Subcontractors) in the performance of their operations. Each Contractor shall be responsible for ensuring that both Contractor and Subcontractor personnel comply with all applicable requirements. This document does not, however, address every conceivable practice or procedure that could affect safety in field production, drilling, well servicing or gas plant operations. It is the responsibility of each Contractor to implement and enforce any additional safety practices or procedures that may be necessary for the safe performance of operations by Contractor and Subcontractor personnel.

I.       PRE - JOB MEETING

         Complete understanding of the safety and health requirements of the job is critical to the overall success of the project. After awarding of bids, Contractors may be required to attend a pre-job meeting to discuss Contractor Safety Requirements and jobsite safety/hazard information.

II.      REPORTING TO WORK

         All Contractor personnel shall report to the appropriate Union Pacific Resources Company representative upon arrival at a work location. Contractor Management shall assure that Contractor personnel are given safety orientations for familiarization with potential jobsite hazards and emergency procedures.

III.     ACCIDENT, INJURY AND ILLNESS REPORTING PROCEDURES

         All work-related accidents, injuries and illnesses shall be reported immediately or as soon as is safely possible to the appropriate Union Pacific Resources Company representative. It is the responsibility of the Contractor's designated person-in-charge to ensure that all accidents on the property or leases of UPR involving personnel injury or illness, fire and/or explosions, property damage, hazardous material spills and vehicles are reported both to UPR and to all applicable federal, state and local governmental bodies and agencies having jurisdiction thereof.

IV.      CONTRACTOR RESPONSIBILITIES

         A. Contractor shall designate a person-in-charge for administration of these requirements. For contracts involving 25 or more contract workers onsite, Contractor shall designate or provide a full-time "Site Safety Representative" to enforce UPR and Contractor Safety Requirements. For contracts involving less than 25 workers onsite, Contractor shall designate one onsite individual as the person responsible for supervision of Contractor safety.

         B. Contractor is to assure that all Contractor personnel are qualified and trained to perform contracted services.

         C. Contractor is to provide its personnel with proper and well maintained equipment and tools necessary for the particular job being performed, unless otherwise specified by contract language.

         D. Contractor is to adhere to all applicable federal, state and local. regulations pertaining to a particular operation for which its services are contracted.

         E. Contractor is responsible for ensuring that all operations are conducted in a safe manner, and for promptly correcting and reporting to UPR and to Contractor's employees and Subcontractors all known or suspected hazards or unsafe conditions.

         F. Contractor is to instruct its personnel to report any known or suspected hazards or unsafe conditions to their immediate supervisor. Contractor shall immediately notify the appropriate Union Pacific Resources Company representative if known or suspected hazards or unsafe conditions involve UPR equipment/personnel.

         G. Contractor is to assure the work area is maintained in a clean and orderly fashion.

         H. Contractor is responsible for supplying its personnel with all necessary personal protective equipment and other safety equipment, unless otherwise specified by contract language.

         I. Contractor is responsible for enforcing UPR safe work policies, practices and procedures as specified in this document, in order to provide a safe working environment.

         J. Contractor personnel violating any UPR safety policy, practice or procedure or applicable governmental regulation are subject to immediate removal from UPR property.

V.       PERSONAL PROTECTIVE EQUIPMENT

         This section lists general personal protective equipment requirements for Contractors working at UPR locations. Additional personal protective equipment or other special items may be specified by UPR Operations Management.

         A.       Head Protection

                  A non-conductive hard hat that meets the requirements of ANSI Z89.1 shall be worn in all work areas where a hazard to the head exists or can be anticipated, or when required by UPR Operations Management.

         B.       Foot Protection

                  Safety shoes or boots in good condition, with slip-resistant soles, that meet the requirements of ANSI Z41.1, shall be worn in all work areas when a hazard to feet exists or can be anticipated, or when required by UPR Operations Management.

         C.       Eye/Face Protection

                  1. Eye protection shall be worn in all work areas when known or potential hazards to the eyes or face exist or can be anticipated, or when required by UPR Operations Management. Minimum protective eyewear shall be clear safety glasses with side shields. All eye/face protection shall meet the requirements of ANSI Z87.1.

                  2. When eye protection is required, safety goggles or faceshield shall be worn over prescription eyewear if such eyewear does not meet ANSI Z87.1 requirements.

                  3. Face shields must be worn over protective eyewear for work that involves a potential for corrosive/caustic chemical splash on the face, or when required by UPR Operations Management.

         D.       Hearing Protection

                  Hearing protection devices that meet the standards of OSHA 1910.95 shall be worn in all posted high noise areas, or when required by UPR Operations Management. (Hearing protection is required in all known or suspected areas where noise levels exceed 85 dbA).

         E.       Protective Clothing

                  1. Protective clothing shall be worn when handling hazardous materials or chemicals, when such is specified by the applicable Material Safety Data Sheet (MSDS), or when required by UPR Operations Management. Protective clothing that becomes contaminated with hazardous materials chemicals must be decontaminated at the end of the work shift, and/or disposed of properly.

                  2. Fire Retardant Clothing (FRC) made of Nomex or other approved fire retardant material shall be worn as an outer garment in all Gas Plant "designated FRC areas" when required by UPR Operations Management.

                  3. Contractor personnel involved in spray painting, coating, or abrasive blasting operations shall wear an outer garment of disposable Tyvek or similar material to prevent contamination of personal clothing or FRC.

         F.       Hand Protection

                  Protective gloves shall be worn where there is risk of exposure to high temperatures, sharp edges, chemicals, or any other conditions or materials which may cause injury to the hands, or when required by UPR Operations Management.

         G.       Fall Protection

                  1. All work performed 6' above ground level, or where a fall hazard of 6' exists, will be conducted in accordance with the applicable requirements of OSHA 1926 Subpart M - Fall Protection and UPR requirements.

                  2. Work performed from ladders should be minimized whenever possible. Scaffolding, bosun chairs, crane-operated personnel baskets, or bucket trucks shall be used to perform work at elevated locations. No painting, coating, or abrasive blasting is to be


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                           performed from ladders, except minor brush work or
                           touch-up with prior UPR approval.

                   3. Ladders must be properly secured. Non-conductive ladders must be used around electrical conduits or electrified equipment. Personnel working from ladders should not overextend their reach. PERSONNEL SHOULD MOVE LADDERS TO PROVIDE PROPER ACCESS.

                  4. Scaffolding must meet the requirements of OSHA 1910.28 - Safety Requirements for Scaffolding and OSHA 1926.451 - Scaffolding, and must be inspected/approved by a person familiar with OSHA's scaffolding requirements before its use.

         H.       Respiratory Protection Equipment

                  1. Respiratory protection equipment shall be utilized whenever work activities involve potential exposure to atmospheres that are oxygen-deficient or contain air contaminants that may be harmful to health, or when required by UPR Operations Management.

                  2. Contractor's respiratory protection equipment shall be selected, inspected, maintained, and used in accordance with OSHA 1910.134 - Respiratory Protection, and UPR requirements.

                  3. Contractors shall ensure that personnel using respiratory protection equipment have received appropriate respiratory protection training.

                  4. Breathing air used in supplied-air or self-contained respiratory protection equipment must meet or exceed the standards of Grade "D" air, as specified in OSHA 1910.134. A laboratory analysis or manufacturer's certificate verifying Grade "D" breathing air should be available for inspection upon request.

                  5. Compressors used to provide breathing air must be equipped with a high temperature alarm, carbon monoxide (CO) monitor/alarm, and air cleaning/filtering devices as needed to produce Grade "D" quality breathing air. A laboratory analysis verifying Grade "D" output air for breathing should be available for inspection upon request.

         I.     Personal Flotation Device (PFD)

                  1. Contractors working or traveling over water shall have access to a U.S. Coast Guard approved personal flotation device (PFD).

                  2. A PFD must be available when riding in a boat. The PFD must be worn when riding anywhere other than inside the cab of the boat.

                           When riding or working in a small open boat, a PFD must be worn at all times.

                  3. When working within a platform guardrail, a PFD need not be worn. If the work is being done outside of the guardrail, or if there is no guardrail, each employee must be wearing a PFD.

                  4. A PFD shall be worn by any person involved in transfers between vessels and structures and while working on barge decks.

         J.       Other Personal Protective Equipment

                  In addition to the protective equipment described above, special situations may require the use of additional personal protective equipment. Each Contractor shall be solely responsible for recognizing when such equipment is required and shall be responsible to provide such equipment. Additional personal protective equipment requirements may also be specified by UPR Operations Management.

VI.      SAFE WORK PRACTICES

         The following items address recognized basic safe work practices:

         A.       Safety Meetings

                  1. Prior to beginning an unfamiliar, potentially hazardous or major project, Contractor personnel must conduct a safety meeting to discuss safe procedures and work practices.

                  2. Contractors are encouraged to conduct daily "tailgate" safety meetings to discuss the day's work assignments and proper safety precautions.

                  3. Contractor personnel may attend UPR on-the-job safety meetings when held at UPR locations, at the discretion of the appropriate UPR representative.

         B.       Smoking

                  Smoking is absolutely prohibited at all facilities except in designated smoking areas.

         C.       Signs

                  Contractor personnel shall be familiar with and comply with all signs posted throughout UPR facilities.

         D.       Control of Hazardous Energy (Lockout-Tagout)

                  All Contractors are required to be familiar with and comply with UPR site-specific lockout-tagout procedures while working on powered equipment, when performing confined space entry operations, or when engaged in other work activities where the control of hazardous energy is necessary to assure personnel safety.

         E.       Permit to Work Systems

                  1. Gas Plant Operations: A "Safe Work Permit" is required for all work activities conducted in or around Plant process areas, and for other work as required by Plant Management. Permits must be issued before the work begins, and may only be issued by UPR personnel. Contractors must be familiar with and comply with Safe Work Permit program requirements when working at U.S. Gas Plant facilities.

                  2. Production Operations: A "Hot Work Permit" and/or "Confined Space Entry Permit" are required for hot work, confined space entry, and other hazardous work activities conducted at Production facilities. Permits must be issued before the work begins, and may only be issued by UPR personnel. Contractors must be familiar with and comply with applicable work permit program requirements when working at Production facilities.

         F.       Confined Space Entry

                  All Contractors performing work involving "Confined Space Entry" shall be familiar with and comply with UPR site-specific confined space entry permit procedures.

         G.       Hot Work

                  All Contractors conducting "Hot Work" (welding, cutting, etc.) shall be familiar with and comply with UPR site-specific hot work permit procedures.

         H.       Hazard Communication

                  1. Contractor shall be familiar with and comply with UPR sitespecific Hazard Communication Program requirements and procedures.

                  2. UPR will provide to Contractor, upon request, an appropriate Material Safety Data Sheet (MSDS) for hazardous chemicals or materials maintained onsite by UPR.

                  3. Contractor shall maintain onsite an appropriate MSDS for any hazardous material or chemical which Contractor brings onsite. Such hazardous materials or chemicals will be properly stored and marked in accordance with OSHA Regulations.

         I.       Hydrogen Sulfide (H2S) Operations

                  1. All work involving H2S must be conducted in accordance with applicable state or federal regulations, and UPR requirements.

                  2. H2S training, respiratory protection equipment, gas detection/alarm equipment, and other protective measures may be required, depending upon the nature of the work to be performed and whether the presence of H2S is anticipated.

         J.       Excavation and Trenching

                  All excavation related work must be conducted in accordance with OSHA 1926 Subpart P - Excavations, and UPR requirements.

         K.       Drilling and Well Service/Workover Operations

                  All drilling and well servicing/workover operations should be conducted in accordance with applicable recommendations of the American Petroleum Institute (API) RP 54 - "Recommended Practices for Occupational Safety for Oil and Gas Well Drilling and Well Servicing Operations", and/or the Association of Oilwell Service Contractors (AOSC) - "Recommended Safe Procedures and Guidelines for Oil and Gas Well Servicing".

         L.       Acid and Hydraulic Fracture Stimulations

                  In addition to compliance with applicable sections of the documents referenced in K - Drilling and Well Service/Workover Operations, work involving acid and hydraulic fracture stimulations must include the following:

                  1. One UPR employee shall be designated to be responsible for the decision making process during the treatment.

                  2. All key personnel onsite must have radios and headsets, to assure adequate communication.

                  3. A pre-job meeting must be conducted with all personnel who are going to be onsite during the treatment.

                  4. Emergency services equipment, personnel and contingency plans must be prepared, in place, and understood by all personnel onsite. As a minimum, the following must be addressed:

                           a. Emergency transportation to the nearest medical facility.

                           b. Wash truck or wash station (when pumping acids).

                           c. First Aid/CPR trained personnel and supplies onsite.

                           d. Fire extinguishers, minimum of one 30 lb. dry chemical extinguisher per pump unit, with trained personnel.

                           e. Adequate fire protection or standby fire trucks, if available (when pumping flammables).

                  5. Emergency equipment should be positioned and available for ready access in an emergency.

                  6. All personnel should be aware of the expected surface treating pressures. One or more individuals should be designated to tend the well during treatment, and all other personnel should stay clear of high pressure lines during treatment.

         M.       Fire Prevention and Control

                  1. Smoking is permitted only in designated smoking areas approved by UPR Management.

                  2. Welding and cutting is prohibited outside of designated safe welding areas unless controlled by a written hot work permit system. A fire watch is required for all hot work conducted at field production or gas plant facilities unless the work takes place inside a designated safe welding area.

                  3. Approved fire extinguishers must be available at all jobsites involving drilling, well servicing/workover, field production, or gas plant operations, or wherever hot work, open flames, or use of flammable gas/liquids presents a risk of fire. Personnel designated to utilize fire extinguishers should be familiar with their proper use and limitations.

                           Fire extinguishers must be maintained in good working order, and inspected in accordance with state or federal regulations.

                  4. Good housekeeping is an important part of fire prevention, and must be strictly enforced. Oily rags, debris, trash, and other unnecessary material must be picked up and disposed of regularly. Trash receptacles must be available in the area and emptied on a regular basis.

                  5. Minor spills or leaks of flammable/combustible liquids must be cleaned up promptly, and the source of spill/leak repaired.

                  6. Bulk transporters or tank trucks loading or unloading flammable liquids must utilize grounding/bonding equipment to prevent ignition of flammable vapor due to static electrical discharge.

                  7. The potential for static electrical discharge should be considered for other flammable liquid transfers, such as filling drums, buckets, or other small containers. Use of bonding equipment and other precautions to prevent ignition of flammable vapors should be utilized whenever appropriate.

                  8. Gasoline is a fuel, and should not be used as a cleaning agent. Gasoline and other flammable liquids should not be stored in glass or plastic containers. U.L./F.M. approved metal safety cans are recommended. (NOTE: Gasoline is prohibited at all offshore locations).

                  9. Portable tanks and drums for flammable liquid storage should be:

                           a. Constructed of metal unless the liquid is corrosive to metal.

                           b. Adequately vented, with flame arresting capability whenever possible.

                           c. Equipped with self-closing spouts to prevent spillage.

                           d. Located as far as feasibly possible from equipment, both electrical and mechanical.

         N.       Work Clothes/Jewelry

                  1. Contractor personnel should report to work in clean work clothes that provide a reasonable fit and are not contaminated with oil or chemicals. Long pants and shirt, or coveralls, are required. Long sleeves are recommended. Short pants and sleeveless shirts are not permitted as work clothing.

                  2. Conductive metal jewelry (rings, wrist watches, necklaces, etc.) must not be worn when working around electricity.

         O.       Vehicle Operations

                  1. Contractors must operate vehicles in full compliance with all applicable federal, state, and local regulations.

                  2. STAY WITHIN POSTED SPEED LIMITS. On lease roads or other roadways which do not have posted speed limits, SLOW DOWN and be alert for other vehicles, pedestrians, livestock, etc.

                  3. Seat belt use is mandatory for all persons riding in UPR owned or operated vehicles which are equipped with seat belts.

                  4.       DRIVE DEFENSIVELY at all times.

                  5. All vehicle contractor accidents that occur on UPR property must be reported promptly to the UPR Supervisor in Charge.

         P.       Emergency Drills

                  Contractor personnel shall become familiar with their prescribed assignments in an emergency and participate in all drills conducted on UPR facilities.

         Q.       Entry into Water

                  Non-rescue entry into the water from an UPR facility is strictly prohibited, if not specifically authorized by UPR in order to perform services (i.e., diving).

         R.       Equipment Operator Qualifications

                  Any Contractor employee required to operate a crane, or other heavy equipment, shall be familiar and comply with UPR crane operating procedures. All operator qualifications are subject to approval by UPR.

VII.     TRAINING

         Contractor is responsible for conducting and documenting all Contractor employee training required by federal, state, or local safety and health regulations. Such documentation may be subject to review by UPR at any time prior to or after completion of the project.

VIII.    PROCESS SAFETY MANAGEMENT

         Contractors working at Gas Plants or other UPR facilities covered by OSHA 1910.119 - "Process Safety Management", and whose work involves plant process areas, product storage areas, or other "covered processes" (as defined by OSHA) must:

         A. Establish procedures to properly conduct those contractor-performed maintenance activities which affect process safety.

         B. Document that each contract employee has been trained in the work practices necessary to safely perform his/her job.

         C. Document that each contract employee has been instructed in the known and potential fire, explosion, or toxic release hazards related to his/her job and the process.

         D. Document that each contract employee has been instructed in the applicable provisions of the facility Emergency Action Plan.

         E. Assure that each contract employee follows all applicable safety rules of the facility.

         F. Advise UPR of any unique hazards presented by the Contractor's work, and any hazards identified by the contractor or its employees during the work.

         Documentation required in "B", "C" and "D" above must include the name of each contract employee, the date of training, and the means utilized to verify that the employee understood the training.

IX.      CONTRACTOR SAFETY PROGRAM INFORMATION

         Contractor may be asked to provide accident/incident rates, workers' compensation experience modification rates, and other information in order to assist UPR in evaluating Contractor safety management practices and performance.

         Requests for such information will be made at the discretion of UPR Operations Management, using the "Contractor Safety Performance Survey" form.